Exhibit 4.30

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

Between

PDG AUREATE LIMITED

as Vendor

- and -

BARRICK GOLD CORPORATION

as Guarantor

- and -

GOLD FIELDS LIMITED

as Purchaser

September 11, 2006

TABLE OF CONTENTS

	ARTICLE 1 INTERPRETATION
1.1	Defined Terms	1
1.2	Interpretation	6
1.3	Entire Agreement	7
1.4	Amendment and Waivers	8
1.5	Applicable Law	8
1.6	Severability	8
1.7	Calculation of Days	8
1.8	Business Days	8
1.9	Time of Essence	9
1.10	Schedules	9

	ARTICLE 2
	PURCHASE OF SHARES

2.1	Purchase and Sale of Shares	9
2.2	Purchase Price	9
2.3	Hold Period	10
2.4	Purchase Price Adjustment	11
2.5	Security for Obligations	11

	ARTICLE 3
	REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of Vendor	12
3.2	Representations and Warranties of Barrick	16
3.3	Representations and Warranties of Purchaser	17
3.4	Survival of Representations, Warranties, Covenants and Indemnities	21
3.5	Acknowledgement Regarding Access	21

	ARTICLE 4
	COVENANTS

4.1	Access to Information and Property	21
4.2	Access and Preservation of Records	22
4.3	Purchaser Observer	22
4.4	Post-Closing Indemnity	23
4.5	Operations During Interim Period	23
4.6	Option Right Under Joint Venture Agreement	23
4.7	Certain South African Securities Law Matters	24
4.8	U.S. Securities Laws	24
4.9	Inter-Company Loan	25
4.10	Distributions to Shareholders	26
4.11	Resignation of Employees, Directors and Officers	26
4.12	Change of Name	26

i

4.13	Insurance Proceeds in Respect of Mine Shaft and Fire Incident	26
4.14	Transfer Taxes	26
4.15	Transfer of Certain Assets of BGSA	27

	ARTICLE 5
	CONDITIONS OF CLOSING

5.1	Conditions of Closing in Favour of Vendor	27
5.2	Conditions of Closing in Favour of Purchaser	29
5.3	Actions to Satisfy Closing Conditions	30
5.4	Opportunity to Cure	31
5.5	WAL Letter	32

	ARTICLE 6
	CLOSING ARRANGEMENTS

6.1	Closing Date	32
6.2	Place of Closing	32
6.3	Delivery of Closing Documentation to Purchaser	33
6.4	Delivery of Purchaser’s Closing Documentation	33
6.5	Further Assurances	33

	ARTICLE 7
	INDEMNIFICATION

7.1	General Indemnification by Purchaser	34
7.2	General Indemnification by Vendor	34
7.3	Taxes	35
7.4	Notice of Claim	35
7.5	Direct Claims	36
7.6	Interest on Loss	36
7.7	Third Party Claims	36
7.8	Settlement of Third Party Claims	37
7.9	Co-operation	37
7.10	Subrogation	37

	ARTICLE 8
	PERFORMANCE GUARANTEE

8.1	Guarantee	37
8.2	Performance on Demand	38
8.3	Primary Obligation	38
8.4	Waiver of Defences	38

	ARTICLE 9
	GENERAL

9.1	Notices	39
9.2	Consultations	40

ii

9.3	Confidentiality Agreements	40
9.4	Choice of Jurisdiction	40
9.5	Successors and Assigns	41
9.6	Effect of Certificates	41
9.7	Counterparts	42

iii

SHARE PURCHASE AGREEMENT

THIS AGREEMENT made as of the 11th day of September, 2006.

BETWEEN:

PDG AUREATE LIMITED,

a company existing under the laws of Mauritius,

(referred to in this Agreement as “Vendor”),

OF THE FIRST PART,

- and -

BARRICK GOLD CORPORATION,

a company existing under the laws of the Province

of Ontario, Canada,

(referred to in this Agreement as “Barrick”),

OF THE SECOND PART,

GOLD FIELDS LIMITED,

a company existing under the laws of South Africa,

(referred to in this Agreement as “Purchaser”),

OF THE THIRD PART.

THIS AGREEMENT WITNESSES THAT, in consideration of the respective covenants, agreements, payments, representations, warranties and indemnities herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1                                                                               Defined Terms.

For purposes of this Agreement and, if applicable, the annexed Schedules, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)                                  “ADRs” means American Depositary Receipts evidencing American Depositary Shares, each representing one ordinary share of Gold Fields Limited, listed on the New York Stock Exchange;

(b)                                 “Affiliate” has the meaning set forth in Schedule 1.1(b) annexed hereto;

(c)                                  “Agreement” means this agreement, including all schedules and exhibits hereto;

(d)                                 “body corporate” has the meaning set forth in Schedule 1.1(b) annexed hereto;

(e)                                  “BGSA” means Barrick Gold South Africa (Proprietary) Limited (Registration No. 1998/023354/07), a company existing under the laws of the Republic of South Africa (formerly known as Placer Dome South Africa (Pty) Ltd);

(f)                                    “Business” means the business carried on at any time by BGSA, including with respect to the Joint Venture and the Joint Venture’s ownership and operation of the Property and all activities ancillary thereto;

(g)                                 “Business Day” means any day, other than a Saturday or a Sunday, on which banks in Toronto, Ontario and Johannesburg, Republic of South Africa are open for business;

(h)                                 “Cash Consideration” has the meaning set forth in Section 2.2;

(i)                                     “Claim” means a claim for any Loss incurred or suffered by a person, body corporate or other entity asserting such claim;

(j)                                     “Closing” means the completion of the transaction contemplated by this Agreement;

(k)                                  “Closing Date” has the meaning set forth in Section 6.1;

(l)                                     “Closing Time” means 10:00 a.m. (Johannesburg time) on the Closing Date or such other time on the Closing Date as the Parties may agree as the time at which the Closing shall take place;

(m)                               “Competition Act” means the South African Competition Act, No. 89 of 1998;

(n)                                 “Confidentiality Agreements” means the confidentiality agreements dated as of July 3, 2006 between Barrick and Purchaser and the confidentiality agreement between Barrick, Purchaser and WAL dated as of July 19, 2006;

(o)                                 “Consideration Shares” means that number of shares of Purchaser issued in payment of the Share Consideration;

(p)                                 “Contract” means any agreement, indenture, contract, equipment or premises lease or royalty or any similar instrument or other commitment;

(q)                                 “Deposit Agreement” means the deposit agreement, dated as of February 2, 1998, as amended and restated as of May 21, 2002, between Purchaser, The Bank of New York and all owners and beneficial owners from time to time of the ADRs issued thereunder;

(r)                                    “Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, security interest of any nature, adverse claim, exception, reservation, easement, option, right of pre-emption, privilege or any Contract to create any of the foregoing;

(s)                                  “Environmental Liabilities” means, with respect to the Business, the Property or BGSA, any and all actions, causes of action, demands, claims, debts, obligations, Losses, liabilities (contingent or otherwise), duties, requirements, orders, injunctions, decisions, judgments, directives, penalties, fines or rights of action of any nature instituted, required, made, imposed, rendered, issued or arising under or pursuant to common law or any federal, national, provincial, state, municipal or local statute, regulation, by-law, order, ordinance or other law, or any permit, licence, registration, submission, filing, consent, certificate, approval or other authorization pertaining to the protection or conservation of the natural environment, the protection or preservation of wildlife or fishery resources, the protection of land rights, the undertaking of mineral resource exploration, development, extraction or processing operations and the decommissioning, abandonment or closure of such operations or matters reasonably ancillary to any of the foregoing, including the reclamation, remediation, rehabilitation and restoration of mining properties and of the natural environment, whether instituted, initiated or made by Barrick, Vendor, BGSA or Purchaser or any of their respective Affiliates or any other Person or instituted, required, made, imposed, rendered or issued by a department, ministry, official, regulatory or administrative agency or other authority or by a third party. For greater certainty, a law pertaining to the protection or conservation of the natural environment shall include all such laws relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, transport, labelling, handling, discharge, release, clean-up, containment and/or removal of any pollutants, contaminants, chemicals, toxic or hazardous substances, industrial, domestic or hazardous wastes including flammable, corrosive, reactive, explosive, leachate toxic, pathological, infectious or radioactive materials or wastes or otherwise relating to a condition or occurrence which may affect adversely the quality or use of soil, water, air, vegetation, wildlife or property or result in damage or risk to the life, health, safety, welfare or comfort of human beings;

(t)                                    “Gold Fields Loan” has the meaning given to it in Section 4.9;

(u)                                 “Governmental Authority” means any governmental authority, any local authority and any political subdivision of any of the foregoing, any multi-national organization or body, any agency, department, commission, board, bureau, court or other authority thereof, or any quasi-governmental or private body exercising, or purporting to exercise, any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature;

(v)                                 “Inter-Company Loan” means the loan owing by BGSA to PDG Bank Limited, the principal amount of which is $400,000,000 plus, as of any date, all accrued and unpaid interest thereon as of such date not exceeding $50,000,000;

(w)                               “Joint Venture Agreement” means the joint venture agreement entered into on March 31, 1999 between BGSA and WAL and the Sale of Business Agreement referred to therein together with the WAL Letter;

(x)                                   “Joint Venture” means the Placer Dome — Western Areas Joint Venture established pursuant to the Joint Venture Agreement;

(y)                                 “Joint Venture Assets” means the Property, the Permits and all other assets, rights and interests whatsoever of the Joint Venture;

(z)                                   “Legal Requirement” means any law, statute, ordinance, decree, policy, requirement, order, treaty, proclamation, convention, rule or regulation (or interpretation of any of the foregoing) of any Governmental Authority;

(aa)                            “Loss”, in respect of any matter, means any and all costs, expenses, penalties, fines, losses, damages, liabilities and deficiencies (including all amounts paid in settlement, all interest and penalties and all legal and other professional fees and disbursements, including those incurred in investigating and defending any claim) arising directly or indirectly as a consequence of such matter;

(bb)                          “Participation Interest” shall have the meaning as set out in the Joint Venture Agreement;

(cc)                            “Parties” means Barrick, Vendor and Purchaser;

(dd)                          “Person” means any individual, Governmental Authority, corporation, company, partnership, joint venture, joint stock association, estate, trust, society, firm, or other enterprise, association, organization or entity of any nature recognized under the laws of any jurisdiction;

(ee)                            “Permits” means all licenses, mineral rights, permits and other documents necessary for BGSA and the Joint Venture to carry out the full scope of their business activities with respect to the Property and the other Joint Venture Assets, including all licenses, mineral rights and permits from Government Authorities authorizing BGSA, WAL or the Joint Venture to prospect for, appraise discovered deposits of, and mine and beneficiate ores and to produce mineral products therefrom;

(ff)                                “Property” means the South Deep underground gold mine located near the Town of Westonaria, Republic of South Africa and all buildings and structures located thereon or forming part thereof together with all administrative, transportation, power generation, communications, road access, housing, mining, processing, refining and other facilities used by the Joint Venture in connection therewith and all lands and premises forming part of such operations;

(gg)                          “Purchased Shares” means all of the issued and outstanding shares in the capital of BGSA on the Closing Date;

(hh)                          “Purchaser Disclosure Documents” means:

(i)                                     the annual audited financial statements and annual report of Purchaser for the financial year ended June 30, 2005;

(ii)                                  the unaudited quarterly financial statements and quarterly reports of Purchaser for the three month periods ended September 30, 2005, December 31, 2005, March 31, 2006 and June 30, 2006;

(iii)                               the unaudited financial statements of Purchaser for the financial year ended June 30, 2006;

(iv)                              Purchaser’s annual report on Form 20-F for the financial year ended June 30, 2005; and

(v)                                 all press releases filed by Purchaser after June 30, 2005;

(ii)                                  “Regulation D” means Regulation D adopted by the SEC under the Securities Act;

(jj)                                  “Regulation S” means Regulation S adopted by the SEC under the Securities Act;

(kk)                            “Rule 144” means Rule 144 under the Securities Act;

(ll)                                  “SEC” means the United States Securities and Exchange Commission;

(mm)                      “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

(nn)                          “Share Consideration” means such number of ordinary shares of Purchaser as is obtained by dividing $325,000,000 by the volume weighted average ADR trading price on the New York Stock Exchange for the five trading days immediately preceding the Closing Date;

(oo)                          “Signing Date” means September 11, 2006;

(pp)                          “South African Competition Authorities” means the South African Competition Commission and the South African Competition Tribunal and any other entity with competent jurisdiction;

(qq)                          “Termination Date” means March 31, 2007, provided that if approval from the South African Competition Authorities for the consummation of the transactions contemplated by this Agreement has not been obtained by March 31, 2007 (and such approval is the last condition precedent to be fulfilled for the completion of the transaction contemplated herein), the Termination Date shall be the earlier of: (i) June 30, 2007; and (ii) the date, if any, upon which the South African Competition Authorities finally determine not to give their approval of the transactions contemplated by this Agreement;

(rr)                                “United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

(ss)                            “WAL” means Western Areas Limited (registration number 1959/003209/06), a corporation existing under the laws of the Republic of South Africa;

(tt)                                “WAL Letter” means the letter agreement dated September 11, 2006 between WAL and BGSA; and

(uu)                          “Working Capital” means, as of any date, the current assets of BGSA less the amount of current liabilities of BGSA, excluding the current portion of any interest or principal payable on the Inter-Company Loan, provided, however, that Working Capital as of any date subsequent to December 31, 2005 shall be determined in accordance with the accounting policies and principles applied by BGSA in preparing the December 31, 2005 audited financial statements of BGSA.

1.2                                                                               Interpretation.

In this Agreement, except to the extent that the context otherwise requires or unless otherwise specified:

(a)                                  headings are for convenience only and shall not affect the interpretation of this Agreement;

(b)                                 references to Articles and Sections are references to Articles and Sections of this Agreement;

(c)                                  any definition of or reference to any agreement, instrument, permit, licence or other document, including this Agreement, shall be deemed to refer to such agreement, instrument or other document as amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with its terms and (where applicable) subject to any restrictions or requirements set forth herein or therein;

(d)                                 references in this Agreement to any person shall be construed to include such person’s successors or permitted assigns and, in the case of any juridical person or entity, any person succeeding to its functions and capacities;

(e)                                  the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(f)                                    the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(g)                                 all references to “Dollar” or “$” in this Agreement are references to lawful currency of the United States of America;

(h)                                 the words “herein”, “hereby”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(i)                                     wherever the term “including” is used, it shall be deemed to mean “including, without limitation”, and wherever the phrase “which shall include” is used, it shall mean “which shall include, without limitation”;

(j)                                     any reference to assignment of a person’s rights or obligations shall be construed to refer to transfer or novation of those rights or obligations;

(k)                                  references in this Agreement to any law or statute shall be construed as a reference to such law or statute as re-enacted, re-designated, amended or extended from time to time; and

(l)                                     the singular shall include the plural and vice versa.

1.3                                                                               Entire Agreement.

This Agreement and the Confidentiality Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, relating to the subject matter hereof.  Without limiting the generality of the foregoing:

(a)                                  Purchaser acknowledges and agrees that, except as specifically provided in this Agreement, Vendor makes no representations or warranties, express or implied, of any nature or kind whatsoever with respect to BGSA, the Joint Venture, the Joint Venture Assets or the Business or any documents or written or oral information, including information in electronic form, provided to Purchaser in connection with its due diligence investigation, including as to title, ownership, use, possession, merchantability, fitness for a particular purpose, quantity or value of assets, environmental matters, liabilities, mineability, conditions, operations or otherwise.  To the fullest extent permitted by applicable law, Vendor hereby disclaims any such other or implied representations or warranties and Purchaser acknowledges and agrees that it is not receiving, nor has it relied upon, any such other or implied representations or warranties, notwithstanding the delivery or disclosure to Purchaser or its officers, directors, employees, agents or representatives of any documents or other written or oral information by Vendor, Barrick or any other person in connection with this Agreement or the transaction contemplated hereby; and

(b)                                 there are no conditions, covenants, agreements or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.4                                                                               Amendment and Waivers.

No amendment or waiver of any provision of this Agreement shall be binding on any Party unless consented to in writing by such Party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

1.5                                                                               Applicable Law.

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the Parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable in such province.

1.6                                                                               Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

1.7                                                                               Calculation of Days.

Unless otherwise specified, time periods within or following which a payment is to be made or other action is to be taken under this Agreement shall be calculated by excluding the day on which the period commences and including the day which ends the period.

1.8                                                                               Business Days.

Whenever any payment to be made or other action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next following Business Day.

1.9                                                                               Time of Essence.

Time shall be of the essence of this Agreement.

1.10                                                                        Schedules.

The following Schedules are attached to and form an integral part of this Agreement:

Schedule 1.1(b)                     -               Certain Defined Terms

Schedule 2.5(a)                     -               Purchaser’s Letter of Credit

Schedule 2.5(b)                     -               Vendor’s Letter of Credit
Schedule 3.1(j)                      -               Vendor’s Regulatory Consents
Schedule 3.1(k)                     -               Consents Under Contracts
Schedule 3.1(n)                     -               BGSA Contracts
Schedule 3.1(p)                     -               Absence of Material Change
Schedule 3.1(r)                      -               Taxes
Schedule 0                             -               Litigation
Schedule 3.1(t)                      -               Environmental Matters
Schedule 3.1(u)                     -               Joint Venture Agreement
Schedule 3.3(m)                    -               Purchaser’s Regulatory Consents
Schedule 4.4                          -               Form of Indemnity
Schedule 5.1(e)                     -               Opinion of Purchaser’s Counsel
Schedule 5.1(f)                      -               Form of Release
Schedule 5.2(e)                     -               Opinion of Vendor’s Counsel

ARTICLE 2
PURCHASE OF SHARES

2.1                                                                               Purchase and Sale of Shares.

Subject to the terms and conditions hereof, Vendor covenants and agrees to sell, assign and transfer to Purchaser, and Purchaser covenants and agrees to purchase from Vendor, the Purchased Shares.

2.2                                                                               Purchase Price.

(a)                                  Subject to Section 2.4,  the aggregate purchase price payable by Purchaser to Vendor for the Purchased Shares (the “Purchase Price”) shall be $1,525,000,000 and shall be paid by Purchaser at the Closing Time in one of the following two ways, which shall be elected at Purchaser’s option by notice in writing to Vendor at least five Business Days prior to Closing:

(i)                                        (A)         as to $1,200,000,000 (the “Cash Consideration”), by (i) funding the repayment of the Inter-Company Loan as contemplated in Section 4.9 and (ii) by paying the balance of such amount by certified cheque, wire transfer or bank draft to or to the order of Vendor at Closing; and

(B)                                by delivery to Vendor at Closing of certificates representing the Share Consideration; or

(ii)                                  As to the entire Purchase Price, by (i) funding the repayment of the Inter-Company Loan as contemplated in Section 4.9 and (ii) by paying the balance of the Purchase Price by certified cheque, wire transfer or bank draft to or to the order of Vendor at Closing;

(b)                                 In the event Purchaser elects to pay the Purchase Price in accordance with Section 2.2(a)(ii), all references in this agreement to the Consideration Shares, the representations and warranties of Purchaser in Sections 3.3(f) to (l), inclusive, and (n) to (r), inclusive, Section 4.8, Section 6.4(b) and paragraphs 10 to 16, inclusive, and paragraphs 19 and 21, inclusive, of Schedule 5.1(e) shall cease to have any force or effect and all references in this Agreement to the Cash Consideration shall be deemed to be references to the entire Purchase Price;

(c)                                  Purchaser shall be entitled to raise all or a portion of the Cash Consideration by means of a vendor consideration placing as contemplated under the South African JSE Listings Requirements. The Vendor, provided that it is at no additional cost to it, will upon receipt of a reasonable request from the Purchaser, provide the Purchaser with reasonable assistance for this purpose. Notwithstanding any provision to the contrary, no provision of this Section 2.2(c) shall detract from the conditional obligation of the Purchaser to pay the entire Cash Consideration in cash at Closing.

2.3                                                                               Hold Period.

Other than in respect of a transfer from Vendor to one of its Affiliates, Vendor and Barrick shall not (and they will procure that none of their Affiliates shall), without the prior written consent of Purchaser, sell, sell any option, transfer, assign or otherwise dispose of or cease to exercise control over, directly or indirectly, any of the Consideration Shares by one or more transactions or series of transactions (whether related or not) for (a) a period of 120 days from the Closing Date if the Closing occurs on or prior to January 31, 2007 or (b) a period of 90 days from the Closing Date if the Closing occurs after January 31, 2007.

2.4                                                                               Purchase Price Adjustment.

(a)                                  During the period from the Signing Date to and including the Closing Date, Vendor shall capitalize BGSA as required to ensure that BGSA has adequate funds to fund each Cash Call (as defined in the Joint Venture Agreement) required to be funded by BGSA pursuant to the terms of the Joint Venture Agreement.  All such Cash Calls shall be made consistent with the June 2006 plan pursuant to which the Joint Venture is currently operating and, after January, 2007, the 2007 Budget (as such term is defined in the Joint Venture Agreement) or as may otherwise be required to be funded in accordance with the Joint Venture Agreement.  The Purchase Price shall be adjusted by adding to the Purchase Price and the Cash Consideration the sum of the amount (the “Net Cash Calls”) of each such Cash Call funded in such period by BGSA after first applying the amount of the proceeds from sales of gold production received by BGSA during such period plus interest on the amount of each such Net Cash Call calculated daily on the amount of each such Net Cash Call from and including the date of advance to but excluding the Closing Date at an annual rate of interest equal to Barrick’s cost of funds.For the purposes of calculating the adjustment to the Purchase Price, the amount of each Net Cash Call and any related gold sales proceeds shall be determined in U.S. Dollars by converting any Rand denominated advance on receipt to U.S. Dollars at the prevailing rate of exchange on the date of advance or receipt, as the case may be.

(b)                                 Vendor agrees to cause BGSA to provide not less than five days notice to Purchaser of any proposed Cash Call.

2.5                                                                               Security for Obligations.

(a)                                  Within seven Business Days of the Signing Date, Purchaser shall deliver to Vendor, as beneficiary, a standby letter of credit in the amount of $100 million issued by JP Morgan Chase Bank N.A. or a bank of similar standing, such letter of credit (the “Purchaser LC”) to be in substantially the form attached as Schedule 2.5(a).

(b)                                 Within seven Business Days of the Signing Date, Vendor shall deliver to Purchaser, as beneficiary, a standby letter of credit in the amount of $100 million issued by The Bank of Nova Scotia, such letter of credit (the “Vendor LC” and, together with the Purchaser LC, the “LCs”) to be in substantially the form attached as Schedule 2.5(b).

(c)                                  In the event Closing does not occur prior to the Termination Date as a result of any of the conditions contained in Section 5.1 or 5.2 not being performed or fulfilled at or prior to the Termination Date as a result of a breach of covenant, representation or warranty (other than a representation and warranty in Sections 3.1(j) or 3.1(p) or 3.3(m) or 3.3(p)) by a Party (a “Breaching Party”), the other

Party (the “Non-Breaching Party”) shall be entitled to draw on the full amount of the LC of which it is the beneficiary.

(d)                                 In the event any Party (an “Alleging Party”) believes it is entitled to draw on the LC of which it is the beneficiary but the other Party is not prepared to execute promptly upon request by the Alleging Party the joint statement referred to in the LC of the Alleging Party certifying that the amount drawn under the LC is due and payable to the Alleging Party, the determination as to whether the Alleging Party is entitled to draw on the LC of which it is the beneficiary shall be determined by an arbitrator to be appointed in accordance with clause (g) below.

(e)                                  In the event any arbitrator appointed pursuant to this Section 2.5 determines that an Alleging Party is entitled to draw upon the LC of which it is the beneficiary, the Parties hereby irrevocably authorise the arbitrator to execute the certificate provided for in such LC certifying that the amount drawn under the LC is due and payable to the Alleging Party.

(f)                                    Arbitration pursuant to this Section 2.5 shall be conducted in accordance with the Arbitration Rules of the International Chamber of Commerce (the “ICC”) in effect on the date of this Agreement; provided, however, that the arbitrator shall make a determination on the matter within 30 Business Days of such arbitrator’s appointment. Such arbitrator’s decision shall be final and binding on both the Vendor and the Purchaser. Furthermore, such arbitrator shall be entitled to make any costs order which he or she deems appropriate then making his or her decision. The place of arbitration shall be Geneva, Switzerland. The language for the arbitration shall be English. The arbitration shall be the sole and exclusive forum for resolution of the aforementioned claim by the Alleging Party.

(g)                                 If an arbitrator is required pursuant to this Section 2.5, an arbitrator shall be appointed in accordance with the Arbitration Rules of the ICC. The appointment of an arbitrator pursuant to this Section 2.5shall be made as soon as possible after it is determined that an arbitrator is required under this Section 2.5 and, in any event, within five Business Days of such determination.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1                                                                               Representations and Warranties of Vendor.

Vendor represents and warrants to Purchaser as follows and acknowledges Purchaser is relying on such representations and warranties in entering into this Agreement and performing its obligations hereunder:

(a)                                  Existence.

(i)                                     Vendor is a company existing under the laws of Mauritius and has the corporate power and capacity necessary to own and sell the Purchased Shares, to enter into this Agreement and to perform its obligations hereunder.

(ii)                                  BGSA is a company existing under the laws of the Republic of South Africa.

(b)                                 Authorization.  The execution and delivery of this Agreement and the performance by Vendor of its obligations hereunder have been duly authorized by all necessary corporate and shareholder action.

(c)                                  Enforceability.  This Agreement has been duly executed and delivered by Vendor and is a legal, valid and binding obligation of Vendor, enforceable by Purchaser against Vendor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(d)                                 No Conflict.  The execution and delivery of this Agreement by Vendor and the performance of its obligations hereunder:

(i)                                     will not violate any provision of its constating documents or any resolution of its board of directors (or any committee thereof) or shareholders;

(ii)                                  will not violate any Legal Requirement to which it is subject the violation of which would prevent it from consummating the transaction contemplated hereby;

(iii)                               will not violate any judgment, decree, order or award of any court or governmental body having jurisdiction over it the violation of which would prevent it from consummating the transaction contemplated hereby; and

(iv)                              will not violate in any material respect any provision of any Contract to which it is a party or by which it is bound.

(e)                                  No Proceedings.  There are no actions, suits or proceedings pending or, to the knowledge of Vendor, threatened against Vendor or any of its undertakings, property and assets, at law or in equity or before any arbitrator or by any governmental authority, body, agency, commission or instrumentality having jurisdiction which could materially and adversely affect the ability of Vendor to perform any of its obligations hereunder.

(f)                                    Options.  No person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from Vendor of any of the Purchased Shares.

(g)                                 Ownership of Shares.  Vendor is the beneficial owner of record of the Purchased Shares, with good and marketable title thereto, free and clear of all Encumbrances and, without limiting the generality of the foregoing, none of the Purchased Shares are subject to any voting trust, shareholder agreement or voting agreement.  Upon completion of the transaction contemplated by this Agreement, all of the Purchased Shares will be owned by Purchaser as the beneficial owner of record, with a good and marketable title thereto (except for such Encumbrances as may have been granted by Purchaser).

(h)                                 Rights to Acquire Securities.  No person (other than Purchaser) has any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement for the purchase, acquisition, subscription for or issue of any of the unissued shares or any other securities of BGSA.

(i)                                     Authorized and Issued Capital.  As at the Signing Date, the authorized capital of BGSA consists of 339,370,000 ordinary shares of no par value of which 302,568,565 ordinary shares, and no other shares are issued and outstanding as fully paid and non-assessable ordinary shares of BGSA.

(j)                                     Regulatory Consents.  There is no requirement for Vendor or BGSA to make any filing with, give any notice to or to obtain any licence, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement except for the filings, notifications, licences, permits, certificates, registrations, consents and approvals described in Schedule 3.1(j).

(k)                                  Consents Under Contracts.  There is no requirement under any:

(i)                                     Contract entered into by BGSA in its capacity as a participant in the Joint Venture which has a contract value in excess of $25 million;  or

(ii)                                  Contract other than the one described in the preceding clause (i);

to which BGSA is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such Contract relating to the consummation of the transaction contemplated by this Agreement except for the notifications, consents and approvals described in Schedule 3.1(k).

(l)                                     Subsidiaries.  BGSA does not own nor does it have any agreements of any nature to acquire, directly or indirectly, any shares in the capital of, or other equity or proprietary interests in, any person, firm or corporation, and BGSA does not have any agreements to acquire or lease any other business operations.

(m)                               Business of BGSA.  As at the Signing Date, the business of BGSA consists solely of (i) providing technical, administrative, legal and other support services to Affiliates of BGSA and joint venture partners of such Affiliates and (ii) holding and managing its Participation Interest in the Joint Venture. At the Closing Time, the business of BGSA will consist solely of holding and managing its Participation Interest in the Joint Venture and related activities.

(n)                                 Contracts of BGSA. As of the Closing Date, the only material Contracts to which BGSA is a party or by which it is bound consist of (i) the Joint Venture Agreement, (ii) Contracts entered into by BGSA in its capacity as a Participant under the Joint Venture Agreement pursuant to which BGSA has payment obligations of less than $25,000,000 and (iii) the Contracts listed on Schedule 3.1(n).

(o)                                 Audited Financial Statements.  The balance sheet as at December 31, 2005 and the income statement, statement of changes in equity and cash flow statement for the year ended December 31, 2005 of BGSA, together with the report of the auditors of BGSA have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods and present fairly the assets, liabilities (absolute, accrued, contingent or otherwise) and the financial condition of BGSA as at the date thereof and the results of operations of BGSA during the periods covered thereby.

(p)                                 Absence of Material Change or Events.  From December 31, 2005 to the Closing Date, other than as disclosed in Schedule 3.1(p) and other than with respect to adverse changes in Working Capital (i) there has not occurred any material adverse change (other than a matter of a general economic nature), financial or otherwise, in the assets, liabilities (contingent or otherwise), business or financial condition of BGSA and (ii) BGSA has not effected any material change in its accounting methods, principles or practices.  For purposes of this Section 3.1(p), any material adverse change means any adverse change (or any effect or consequence thereof) in excess of $50 million.

(q)                                 From December 31, 2005 to the Closing Date, there has not occurred any material adverse change in the Working Capital of BGSA.  For purposes of this Section 3.1(r), any material adverse change means any adverse change in excess of $25 million.

(r)                                    Taxes. Without detracting from any other provision contained in this Agreement, to the knowledge of Vendor after due inquiry and except as disclosed in Schedule 3.10, (a) BGSA has duly filed on a timely basis all tax returns, submissions and statutory requirements (together with the supporting documentation submitted with each of these) required to be filed by it, in compliance with South African Law and such materials, to Vendor’s knowledge, are true and correct and has paid all taxes which are payable, and all assessments, reassessments, governmental charges, penalties, interest and fines payable by it (for purposes hereof taxes means all taxes imposed, charges, levies, interest, penalties, fines or additional tax in the Republic of South Africa) (b) there are no actions, suits, proceedings, investigations or claims pending or, to the knowledge of Vendor, threatened against BGSA in respect of taxes, governmental charges or assessments, nor are any material matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority and (c) BGSA has withheld from each payment made to any of its past or present employees, officers, directors or contractors the amount of all taxes and other deductions required to be withheld therefrom and has paid the same to the proper tax or other receiving officers within the time required under any applicable legislation. Vendor has provided to Purchaser a true copy of all tax returns filed by BGSA in respect of the two last completed financial years of BGSA.

Purchaser acknowledges and agrees that Vendor’s liability for any misrepresentation contained in this Section 3.1(r) shall be limited to such Losses incurred by Purchaser as a result of such misrepresentation as are in excess of $25,000,000.

(s)                                  Litigation.  Except as set forth on Schedule 3.1(s), there are no actions, suits or proceedings (whether or not purportedly on behalf of Vendor) pending or, to the knowledge of Vendor, after due inquiry, threatened against or affecting BGSA at law or in equity or before or by any Governmental Authority or by or before an arbitrator or arbitration board.

(t)                                    Environmental Warranties.  None of Rich Haddock, the Vice President, Global Environmental of Barrick, Peter Kinver, the Chief Operating Officer of Barrick and Warwick Morley-Jepson, the Managing Director of BGSA, has actual knowledge of any material Environmental Liability of BGSA not disclosed in the documents described in Schedule 3.1(t). For the purposes of this Section 3.1(t), “Material Environmental liability” means any Environmental Liability in excess of $50,000,000. .

(u)                                 The Joint Venture. (i)  BGSA owns a 50% Participation Interest in the Joint Venture, and (ii)  the Joint Venture Agreement is the sole agreement governing the Joint Venture and such agreement has not been amended.

3.2                                                                               Representations and Warranties of Barrick.

Barrick represents and warrants to Purchaser as follows and acknowledges Purchaser is relying on such representations and warranties in entering into this Agreement and performing its obligations hereunder:

(a)                                  Existence.  Barrick is a company existing under the laws of the Province of Ontario and has the corporate power to enter into this Agreement and to perform its obligations hereunder.

(b)                                 Authorization.  The execution and delivery of this Agreement and the performance by Barrick of its obligations hereunder have been duly authorized by all necessary corporate and shareholder action.

(c)                                  Enforceability.  This Agreement has been duly executed and delivered by Barrick and is a legal, valid and binding obligation of Barrick, enforceable by Purchaser against Barrick in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(d)                                 No Conflict.  The execution and delivery of this Agreement by Barrick and the performance by Barrick of its obligations hereunder:

(i)                                     will not violate any provision of its constating documents or any resolution of its board of directors (or any committee thereof) or shareholders;

(ii)                                  will not violate any Legal Requirement to which it is subject, the violation of which would prevent it from consummating the transaction contemplated hereby;

(iii)                               will not violate any judgment, decree, order or award of any court or governmental body having jurisdiction over it the violation of which would prevent it from consummating the transaction contemplated hereby; and

(iv)                              will not violate in any material respect any provision of any Contract to which it is a party or by which it is bound.

(e)                                  No Proceedings.  There are no actions, suits or proceedings pending or, to the knowledge of Barrick, threatened against Barrick or any of its undertakings, property and assets, at law or in equity or before any arbitrator or by any Governmental Authority having jurisdiction which could materially and adversely affect the ability of Barrick to perform any of its obligations hereunder.

3.3                                                                               Representations and Warranties of Purchaser.

Purchaser represents and warrants to Vendor and Barrick as follows and acknowledges each of Vendor and Barrick is relying on such representations and warranties in entering into this Agreement and performing its obligations hereunder:

(a)                                  Corporate Existence.  Purchaser is a public company existing under the laws of the Republic of South Africa and has the power and capacity necessary to enter into this Agreement and perform its obligations hereunder.

(b)                                 Authorization.  The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder have been duly authorized by all necessary corporate and shareholder action.

(c)                                  Enforceability.  This Agreement has been duly executed and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser, enforceable by Vendor against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(d)                                 No Conflict.  The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transaction contemplated hereby:

(i)                                     will not violate any provision of the Memorandum and Articles of Association of Purchaser or any resolution of the board of directors (or any committee thereof) or shareholders of Purchaser;

(ii)                                  will not violate any Legal Requirement to which Purchaser is subject, the violation of which would prevent it from consummating the transaction contemplated hereby;

(iii)                               will not violate any judgment, decree, order or award of any court or governmental body having jurisdiction over Purchaser the violation of which would prevent it from consummating the transaction contemplated hereby; and

(iv)                              will not violate in any material respect any provision of any Contract to which it is a party or by which it is bound.

(e)                                  No Proceedings.  There are no actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its undertakings, property and assets, at law or in equity or before any arbitrator or by any Governmental Authority having jurisdiction which could materially and adversely affect the ability of Purchaser to perform any of its obligations hereunder.

(f)                                    Authorized and Issued Capital of Purchaser.  As at the Signing Date the authorized capital of Purchaser consists of 1,000,000,000 ordinary shares, of which 495,682,965 shares and no other shares are issued and outstanding.

(g)                                 Rights to Acquire Securities.  On the Signing Date, no person has any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement for the purchase, acquisition, subscription for or issue of any of the unissued shares or other securities of Purchaser, except for (a) any shares as may be required to be allotted and issued by Purchaser in terms of any share plan or scheme for the benefit of employees and/or directors (whether executive or non-executive) and (b) shares offered to shareholders of WAL in exchange for shares of Purchaser, and no other shares are issued and outstanding as fully paid and non-assessable shares of Purchaser.

(h)                                 Listing.  The ordinary shares of Purchaser are, and at the Closing Time will be, listed on the JSE Limited, London Stock Exchange, Euronext Paris and Brussels and SWX Swiss Exchange and the Consideration Shares will, at the time of issue of the Consideration Shares, have been accepted for listing on the JSE Limited. The ADRs are, and at the Closing Time will be, listed on the New York Stock Exchange, and Purchaser has no basis to believe that there are present circumstances which would cause such status to change.

(i)                                     Transferability of Consideration Shares.  (i) The Consideration Shares to be issued and sold by Purchaser hereunder have been duly authorized by Purchaser and, when issued and delivered and paid for as provided herein, will be duly and validly issued and will be fully paid, will be freely transferable (subject to Section2.3) under the laws of the Republic of South Africa and free of liens and encumbrances; (ii) all dividends and other distribution declared and paid on the Consideration Shares may, under the Memorandum and Articles of Association of Purchaser and the current laws and regulations of the Republic of South Africa, be freely transferred out of the Republic of South Africa to Vendor who is not resident in the Republic of South Africa; and all such dividends and/or other distributions will not be subject to withholding and/or other taxes under the laws of the Republic of South Africa (other than Secondary Tax on Companies) and are otherwise free and clear of any other tax, withholding or deduction in the Republic of South Africa and without the necessity of obtaining any consent in the Republic of South Africa.

(j)                                     No Pre-emptive Right.  The issue of the Consideration Shares will not be subject to any pre-emptive right or other contractual right to purchase securities granted by Purchaser or to which Purchaser is subject.

(k)                                  Issue of Consideration Shares.  All necessary corporate action has been taken to authorize the issue and sale of, and the delivery of certificates representing, the Consideration Shares.

(l)                                     Taxes.     No issue or transfer taxes or duties are payable by Vendor to any political subdivision or taxing authority of or in the Republic of South Africa in connection with the allotment and issue by Purchaser to Vendor of the Consideration Shares.

(m)                               Regulatory Consents.  There is no requirement for Purchaser to make any filing with, give any notice to or to obtain any licence, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement except for the filings, notifications, licences, permits, certificates, registrations, consents and approvals described in Schedule 3.3(m).

(n)                                 Audited Financial Statements.  The consolidated balance sheet of Purchaser as at June 30, 2005 and the consolidated statement of income, retained earnings and changes in financial position for the year then ended, together with the report of the auditors of Purchaser thereon, have been prepared in accordance with generally accepted accounting principles on a basis consistent with previous years and present fairly the assets, liabilities and financial condition of Purchaser as at such date and the sales, income and results of operations of Purchaser and its subsidiaries on a consolidated basis during the periods covered thereby.

(o)                                 Quarterly Financial Statements.  The unaudited quarterly financial statements of Purchaser for the three month periods ended September 30, 2005, December 31, 2005, March 31, 2006 and June 30, 2006 have been prepared in accordance with the same generally accepted accounting principles used in preparing the financial statements referred to in Section 3.3(n) applied on a basis consistent with previous years (except as noted therein) and present fairly the sales, income and results of operations of Purchaser and its subsidiaries on a consolidated basis during the periods covered thereby.

(p)                                 No Material Adverse Change.  There has not occurred any change (other than a matter of a general economic nature), financial or otherwise, in the assets, liabilities (contingent or otherwise), business, financial condition, results of operations or capital of Purchaser and its subsidiaries, taken as a whole, since June 30, 2005 which has not been publicly disclosed and which, if disclosed, would have a material adverse effect on the trading price of Purchaser’s ordinary shares.

(q)                                 Purchaser Disclosure Documents.  All of the information and statements contained in Purchaser Disclosure Documents at the respective dates of such information and statements (i) are true and correct, in all material respects, (ii) contain no untrue statement of a material fact, or an omission to state a material fact that is required to be stated, or necessary to prevent a statement that is being made from being false or misleading in the circumstances in which it was made, and (iii) comply, in all material respects, as to both form and content, with all applicable Legal Requirements.

3.4                                                                               Survival of Representations, Warranties, Covenants and Indemnities.

(a)           Survival - General.  All representations, warranties, covenants and indemnities made or given by any Party in this Agreement, in the indemnity referred to in Section 4.4 or in the certificates delivered pursuant to Sections 5.1 and 5.2 shall survive the Closing and shall continue in full force and effect for the benefit of Barrick, Purchaser or Vendor, as the case may be, unless this Agreement provides that they shall expire at a specific time.

(b)           Representations and Warranties.  All representations and warranties set out in this Agreement and in the certificates to be delivered pursuant to Sections 5.1 and 5.2 shall survive the Closing Time for a period of 24 months following the Closing Time, after which time the Parties shall not have any further liability hereunder with respect to such representations or warranties, except in respect of any Claim made in writing with respect to any incorrectness in or breach of any such representation and warranty made prior to the expiration of the said 24 month period.  Notwithstanding the foregoing, (a) the representations and warranties of Vendor set forth in Sections 3.1(a), 3.1(b), 3.1(c) and 3.1(g), (b) the representations of Barrick set forth in Sections 3.2(a), 3.2(b) and 3.2(c) and (c) the representations and warranties of Purchaser set forth in Sections 3.3(a), 3.3(b), 3.3(c), , 3.3(i), 3.3(j), and 3.3(k), together with the corresponding representations and warranties set forth in the certificates to be delivered pursuant to Sections 5.1 and 5.2, shall survive indefinitely.

3.5                                                                               Acknowledgement Regarding Access.

Purchaser acknowledges that it has completed such due diligence review of BGSA, the Joint Venture, the Property, the Business and all other matters relevant to its decision to enter into this Agreement as it considers appropriate.  Vendor has afforded Purchaser and its representatives with such access as Purchaser has requested to review the Property and documents in the possession of Vendor relating to BGSA, the Joint Venture, the Business and the Property, including documents relating to title of BGSA to its properties and assets, Contracts, financial and accounting records, books of account, minute books, plans, reports, constating documents and other documents, information or data relating to BGSA, the Joint Venture, the Business and the Property.

ARTICLE 4
COVENANTS

4.1                                                                               Access to Information and Property.

From the Signing Date to and including the Closing Date:

(a)           Access to Information.  Vendor shall cause BGSA to continue to afford Purchaser and its authorized representatives a reasonable opportunity to review or inspect documents relating to title of BGSA to its property and assets, Contracts, Permits, financial and accounting records, books of account, minute books, plans, reports, constating documents and other documents, information or data relating to BGSA, the Joint Venture, the Joint Venture Assets, the Business and the Property, provided that Purchaser provides reasonable notice to Vendor of the information described above to which it wishes to have access and of the times at which it wishes to have such access.

(b)           Access to Property.  Subject to any required consent or approval of WAL, Vendor shall cause BGSA to afford authorized representatives of Purchaser with reasonable access to the Property during normal business hours, provided that:

(i)                                     Purchaser provides reasonable notice to Vendor of the identity of the individuals to be provided such access, their time of arrival and the anticipated length of their visit;

(ii)                                  the timing and frequency of such access shall not cause unreasonable disruption to the activities being carried on at the Property or to the operations or business of BGSA or the Joint Venture; and

(iii)                               Vendor shall be entitled, at its option, to have a representative of Vendor accompany any representative of Purchaser who is given access to the Property; and

(iv)                              such access shall be at the sole risk and expense of Purchaser.

4.2                                                                               Access and Preservation of Records.

(a)           Retention of Records.  Following the Closing Date, Purchaser agrees that it shall cause BGSA to preserve and keep all books and records relating to it, the Joint Venture, the Joint Venture Assets, the Business and the Property (including, all accounting and tax records) as is required by applicable law in respect of any period prior to the Closing Date.

(b)           Access to Records.  Throughout the period during which Purchaser is required to preserve and keep the books and records referred to in Section 4.2(a), Purchaser shall provide Vendor reasonable access to all of such books and records, and Purchaser shall cause its employees to provide full cooperation to Vendor in the review of such records by Vendor. Vendor shall have the right, at its own cost and expense, to make and retain copies of such books and records or extracts therefrom to the extent reasonably requested by Vendor.

4.3                                                                               Purchaser Observer.

From the Signing Date to and including the Closing Date, Purchaser shall be entitled to nominate one person (“the Observer”) to be present at all Joint Venture Board meetings (as envisaged in the Joint Venture Agreement) and Vendor shall arrange for such Observer to attend all such Board meetings.  The Observer shall not be a voting member at such board meetings.  Subject to the rights of WAL under the Joint Venture Agreement, Vendor shall ensure that reasonable prior written notice of any proposed Joint Venture Board meetings shall be given to the Observer together with a reasonably detailed agenda of the matters to be discussed at such meetings accompanied by any relevant papers and information.

4.4                                                                               Post-Closing Indemnity.

Effective as at the Closing Time, Purchaser shall provide an indemnity to Vendor and its Affiliates in the form annexed hereto as Schedule 4.4 providing for the obligations of Purchaser to indemnify and save those companies and their respective directors, officers, employees and agents harmless from and against all Environmental Liabilities on the basis contemplated therein.

4.5                                                                               Operations During Interim Period.

During the period between the Signing Date and the Closing Time, except as specifically contemplated in this Agreement, Vendor shall:

(a)                                  permit BGSA to carry on its business in the ordinary and usual course and on a basis consistent with the practices of BGSA in prior years; and

(b)                                 cause BGSA to exercise its rights under the Joint Venture Agreement to cause the Joint Venture to carry on the Business in the ordinary and usual course and on a basis consistent with the revised plan under which the Joint Venture has operated since June 2006, as such revised plan may be further revised to reflect changing circumstances, and, as of January 1, 2007, on a basis consistent with the Budget (as such term is defined in the Joint Venture Agreement) for 2007, provided that Purchaser shall not unreasonably withhold its consent to any action taken by BGSA in response to events or circumstances relating to the Joint Venture arising prior to the Closing Time.

4.6                                                                               Option Right Under Joint Venture Agreement.

(a)                                  Subject to paragraph (b) below, Vendor covenants and agrees that BGSA shall not exercise any of its rights under Sections 14.2 and 14.3 of the Joint Venture Agreement (“JV Rights”) prior to the later of (i) the Closing Time and (ii) termination of the offer by Purchaser for all of the shares of WAL.

(b)                                 At any time prior to the Closing Time, Purchaser shall be entitled to require Vendor to cause BGSA to exercise any JV Right arising prior to the Closing Time by written direction to Vendor specifying the manner in which Purchaser requires BGSA to exercise the JV Right, it being understood that BGSA shall not be required to take any action in connection with the exercise of any JV Right without prior written directions from Purchaser. In the event Purchaser directs Vendor to cause BGSA to exercise any JV Right:

(i)                                     Purchaser shall pay all expenses incurred by BGSA associated with any exercise of the JV Right promptly upon demand by Vendor,

(ii)                                  Purchaser shall provide funds to BGSA sufficient to fund the amount of any Remaining Value (as such term is defined in the Joint Venture Agreement) payable by BGSA; and

(iii)                               Purchaser and BGSA shall enter into such agreements as Purchaser may require, acting reasonably, providing for the transfer by BGSA to Purchaser of any Participating Interest acquired pursuant to the exercise of the JV Right.

(c)                                  Vendor covenants and agrees to cause BGSA promptly to provide to Purchaser copies of all notices and other communications received from WAL pursuant to the Joint Venture Agreement.

4.7                                                                               Certain South African Securities Law Matters.

Purchaser covenants that the execution and delivery by Purchaser of, and the performance by Purchaser of its obligations under, this Agreement will on the Closing Date comply in all respects with the South African Companies Act, 1973 (as amended), the JSE Listing Requirements and any approval conditions required by the South African Reserve Bank. The Purchaser shall do all that is reasonably necessary to ensure that as at the Closing Date, the share certificate or certificates evidencing ownership of the Consideration Shares by Vendor is endorsed “non-resident” for South African Exchange Control purposes.

4.8                                                                               U.S. Securities Laws.

(a)                                  Vendor represents, warrants and agrees as follows:

(i)                                     It acknowledges that the Consideration Shares have not been and will not be registered under the Securities Act;

(ii)                                  It is not a U.S. person within the meaning of Regulation S, it is located outside the United States and, prior to 40 days after the Closing Date it will not offer, sell, pledge or otherwise transfer the Consideration Shares except in accordance with Rule 903 or Rule 904 of Regulation S.

(b)                                 Purchaser represents, warrants and agrees as follows:

(i)                                     None of Purchaser, nor any of its affiliates (as defined in Rule 501(b) of Regulation D), nor any person acting on its or their behalf has made or will make offers to sell any Shares, or has solicited or will solicit offers to buy, or otherwise has negotiated or will negotiate in respect of, any Shares, under circumstances that would require the registration of the Consideration Shares under the Securities Act.

(ii)                                  None of Purchaser, nor any of its affiliates (as such term is defined in Rule 144), nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Consideration Shares;

(iii)                               Purchaser is a “reporting foreign issuer” within the meaning of Rule 903 of Regulation S;

(iv)                              Purchaser is not an open-end investment company or unit investment trust registered or required to be registered or closed-end investment company required to be registered, but not registered, under the United States Investment Company Act of 1940, as amended;

(v)                                 Purchaser is not aware of any fact or circumstance that would render the Consideration Shares, at the time of their issuance pursuant to and on the terms of this Agreement, “Restricted Securities” as such term is defined in Section 1.17 of the Deposit Agreement, except for the requirements set forth in clause (a)(ii) above that for 40 days after the Closing Date Vendor may offer, sell, pledge or otherwise transfer the Consideration Shares only in accordance with Rule 903 or Rule 904 of Regulation S and the requirement in Clause 2.3 of this Agreement.

(vi)                              For a period of two years from the Closing Date, Purchaser agrees not to unreasonably invoke the provisions of Section 2.6 of the Deposit Agreement that allows it to suspend or refuse deposits of particular shares of Purchaser, or the delivery of Receipts against such a deposit, for any reason other than those reasons explicitly specified in such Section so as to prevent Vendor from depositing the Consideration Shares pursuant to the Deposit Agreement. The Purchaser further agrees that it will be responsible for, and will pay to the Depositary, any fees, taxes and charges payable in connection with such deposit and, in the event that the Vendor or any of its Affiliates pay such fees, taxes or charges, Purchaser agrees to indemnify Vendor (or its Affiliates, as applicable) for any such fees, taxes or charges paid on account of Purchaser’s liability hereunder for such fees, taxes or charges. All terms of this clause (vi), unless otherwise defined in this Agreement, are as defined in the Deposit Agreement.

4.9                                                                               Inter-Company Loan.

The Parties acknowledge that PDG Bank Limited (“PDG Bank”), a corporation organised under the laws of Barbados, has lent and advanced the Inter-Company Loan to BGSA.  Purchaser undertakes, on the Closing Date, to lend and advance an amount equal to the Inter-Company Loan to BGSA (“the “Gold Fields Loan”).  The Parties shall procure that BGSA shall use the proceeds of the Gold Fields Loan to repay the Inter-Company Loan in full on the Closing Date.

4.10                                                                        Distributions to Shareholders.

Vendor covenants and agrees to take or cause to be taken all necessary actions as may be required in order to ensure that during the period between the Signing Date to and including the Closing Time BGSA shall not distribute any amounts to its shareholders or Affiliates, whether on account of interest or principal on inter-company loans, dividends, returns of capital or otherwise, except as otherwise contemplated herein.

4.11                                                                        Resignation of Employees, Directors and Officers.

Vendor covenants and agrees to take or cause to be taken all necessary steps and proceedings as may be required in order to ensure that at or prior to the Closing Time, resignations are delivered to BGSA and Purchaser from (a) all of the current employees, directors and officers of BGSA, (b) all persons nominated or appointed by Barrick or any of its Affiliates as members of the Joint Venture Board appointed pursuant to the Joint Venture Agreement and (c) all officers or directors of Barrick or its Affiliates who have been appointed by the Joint Venture Board as officers of the Joint Venture.

4.12                                                                        Change of Name.

Purchaser covenants and agrees to cause the name of BGSA to be changed to a name that does not include the words “Barrick” or “Placer Dome” as promptly as possible after the Closing Date and, in any event, not later than 60 days after the Closing Date.

4.13                                                                        Insurance Proceeds in Respect of Mine Shaft and Fire Incident.

Purchaser acknowledges and agrees that Vendor shall be entitled to BGSA’s proportionate share, as determined pursuant to the terms of the Joint Venture Agreement, of any and all amounts received (the “Proportionate Share of Insurance Proceeds”), directly or indirectly, by the Joint Venture including any amounts received pursuant to insurance policy numbers MP05-0042, MP05-043, MP05-044 and DA978005, in respect of, directly or indirectly, the skip and winder accident that took place at the Property on or about May 4, 2006 or the fire occurring at the Property commencing on or about August 31, 2006 to the extent the Proportionate Share of Insurance Proceeds relates to losses suffered prior to the Signing Date.  Upon receipt of any such amounts, Purchaser shall forthwith notify Vendor in writing and shall promptly pay or cause to be paid, by certified cheque, wire transfer or bank draft, as directed in writing by Vendor, the Proportionate Share of Insurance Proceeds to Vendor.

4.14                                                                        Transfer Taxes.

Purchaser shall be liable for and shall pay all applicable stamp duties, transfer taxes and all other taxes, duties, fees or other like charges (“Transfer Taxes”) of any jurisdiction properly payable in connection with the purchase and sale of the Purchased Shares and the repayment of the Inter-Company Loan.  In the event that any applicable tax authority seeks to collect any such Transfer Taxes from Vendor or any of its Affiliates, Purchaser agrees to indemnify Vendor (or its Affiliates, as applicable) for any such Transfer Taxes (including any interest, fines and penalties in respect thereof) paid on account of Purchaser’s liability hereunder for such Transfer Taxes.

4.15                                                                        Transfer of Certain Assets of BGSA

Prior to the Closing Time, Vendor shall cause BGSA to transfer to an Affiliate of Vendor all assets and liabilities (contingent or otherwise) of BGSA not related to Vendor’s business of holding and managing its Participating Interest, including:

(a)                                  the office lease for BGSA’s office premises in Johannesburg together with all furniture and fittings;

(b)                                 three residential properties;

(c)                                  five motor vehicles;

(d)                                 computer equipment and software;

(e)                                  Contracts;

(f)                                    data, files, books and records whether in electronic or any other form;

(g)                                 accounts receivable and payable; and

(h)                                 equipment.

ARTICLE 5
CONDITIONS OF CLOSING

5.1                                                                               Conditions of Closing in Favour of Vendor.

The completion of the transaction contemplated herein is subject to the following conditions for the exclusive benefit of Vendor, to be fulfilled or performed at or prior to the Closing Time:

(a)                                  Representations and Warranties.  The representations and warranties of Purchaser set out in Section 3.3 shall be true and correct in all material respects at the Closing Time, with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate of a senior officer of Purchaser dated the Closing Date to that effect shall have been delivered to Vendor, such certificate to be in form and substance satisfactory to Vendor, acting reasonably.

(b)                                 Covenants.  All of the terms, covenants, agreements and conditions of this Agreement to be complied with or performed by Purchaser at or before the Closing Time shall have been complied with or performed in all material respects and a certificate of a senior officer of Purchaser dated the Closing Date to that effect shall have been delivered to Vendor, such certificate to be in form and substance satisfactory to Vendor, acting reasonably.

(c)                                  Order or Ruling.  No legal or regulatory action or proceeding shall have been commenced by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Shares or any other transaction contemplated hereby, which action or proceeding shall not have been resolved and no order or ruling enjoining or prohibiting the sale of the Purchased Shares or the change of beneficial ownership of BGSA contemplated hereby shall have been issued by any court or regulatory authority having jurisdiction.

(d)                                 Regulatory Consents.  There shall have been obtained, from all appropriate federal, provincial, state, municipal or other governmental or administrative bodies, such licences, permits, consents, approvals, certificates, registrations and authorizations as are required by law to be obtained to permit the change of ownership of the Purchased Shares contemplated hereby including those described in Schedule 3.3(m) or the change of control of the material permits and authorisation of BGSA, in form and substance satisfactory to Vendor, acting reasonably.

(e)                                  Legal Opinion.  Purchaser shall have delivered to Vendor a favourable opinion of South African and United States counsel to Purchaser, in form and substance satisfactory to Vendor, acting reasonably, addressing the matters identified in Schedule 5.1(e) hereto.

(f)                                    Releases.  BGSA and the Joint Venture shall have provided releases in the form attached as Schedule 5.1(f) to each of the persons resigning in accordance with Section 4.11.

(g)                                 Insurance.  Effective as of the Closing Time, all agreements and arrangements  between any of Barrick, the Joint Venture, WAL and BGSA relating to insurance coverage under Barrick’s insurance policies shall have been terminated, and Barrick shall have received a full and final release from BGSA and WAL, in form and substance satisfactory to Barrick, acting reasonably, in respect of all present or future claims of BGSA or WAL under all such policies of insurance or under any such agreements or arrangements with Barrick.

Any condition contained in this Section 5.1 may be waived in whole or in part by Vendor without prejudice to any Claim it may have for breach of covenant, representation or warranty.

Subject to Section 5.4, (a) any of the conditions contained in this Section 5.1 shall not be performed or fulfilled at or prior to the Termination Date to the satisfaction of Vendor, acting reasonably, and such condition shall not have been waived by Vendor or (b) Closing shall not have occurred for any other reason on or prior to the Termination Date.Vendor may, by notice in writing to Purchaser, terminate this Agreement and the obligations of Vendor and Purchaser under this Agreement shall thereupon be terminated. Notwithstanding such termination, Vendor may bring an action pursuant to Article 7 against Purchaser for any Loss suffered or incurred by Vendor where the non-performance or non-fulfilment of the relevant condition or the non-occurrence of the Closing by the Termination Date is as a result of a breach of covenant, representation or warranty by Purchaser.

5.2                                                                               Conditions of Closing in Favour of Purchaser.

The completion of the transaction contemplated herein is subject to the following conditions for the exclusive benefit of Purchaser, to be fulfilled or performed at or prior to the Closing Time:

(a)                                  Representations and Warranties.  The representations and warranties of Vendor set forth in Section 3.1 and the representations and warranties of Barrick set forth in Section 3.2 shall be true and correct in all material respects at the Closing Time with the same force and effect as if such representations and warranties were made at and as of such time and a certificate of an officer or director of Vendor and Barrick dated the Closing Date to that effect shall have been delivered to Purchaser, such certificate to be in form and substance satisfactory to Purchaser, acting reasonably.

(b)                                 Covenants.  All of the terms, covenants and conditions of this Agreement to be complied with or performed by Vendor at or before the Closing Time shall have been complied with or performed in all material respects and a certificate of an officer or director of Vendor dated the Closing Date to that effect shall have been delivered to Purchaser, such certificate to be in form and substance satisfactory to Purchaser, acting reasonably.

(c)                                  Order or Ruling.  No legal or regulatory action or proceeding shall have been commenced by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Shares or any other transaction contemplated hereby, which action or proceeding shall not have been resolved and no order or ruling enjoining or prohibiting the sale of the Purchased Shares contemplated hereby shall have been issued by any court or regulatory authority having jurisdiction.

(d)                                 Regulatory Consents.  There shall have been obtained, from all appropriate federal, provincial, state, municipal or other governmental or administrative bodies, such licences, permits, consents, approvals, certificates, registrations and authorizations as are required by law to be obtained to permit the change of ownership of the Purchased Shares contemplated hereby including those described in Schedules 3.1(j) and 3.3(m) or the change of control of the material permits and authorisation of BGSA, in form and substance and with conditions satisfactory to Purchaser, acting reasonably.

(e)                                  Legal Opinion.  Vendor shall have delivered to Purchaser a favourable opinion of Canadian, Mauritius and South African counsel to Vendor, in form and substance satisfactory to Purchaser, acting reasonably, addressing the matters identified in Schedule 5.2(e) hereto.

Any condition contained in this Section 5.2 may be waived in whole or in part by Purchaser without prejudice to any Claim it may have for any breach of covenant, representation or warranty by Vendor or Barrick.

Subject to Section 5.4 (a) any of the conditions contained in this Section 5.2 shall not be performed or fulfilled at or prior to the Termination Date to the satisfaction of Purchaser, acting reasonably, and such condition shall not have been waived by Purchaser or (b) Closing shall not have occurred for any other reason on or prior to the Termination Date, Purchaser may, by notice in writing to Vendor, terminate this Agreement and the obligations of Vendor and Purchaser under this Agreement shall thereupon be terminated. Notwithstanding such termination, Purchaser may bring an action pursuant to Article 7 against Vendor or Barrick for any Loss suffered or incurred by Purchaser where the non-performance or non-fulfilment of the relevant condition or the non-occurrence of Closing by the Termination Date is as a result of a breach of covenant, representation or warranty by Vendor or Barrick.

5.3                                                                               Actions to Satisfy Closing Conditions.

(a)           General.  Each Party shall take all such actions as are within its power and otherwise use its commercially reasonable efforts so as to ensure compliance with the conditions set forth in this Article 5.

(b)           Requirement to Make Filings.  Vendor and Purchaser shall, as promptly as practicable, make all filings required by them or by BGSA in order to obtain the regulatory consents referred to in Schedules 3.1(j) and 3.3(m), respectively, and shall respond as promptly as practicable to all requests for additional information made by any governmental or other regulatory authority of competent jurisdiction with respect to such regulatory consents.

(c)           In respect of the South African Competition Authority:

(i)                                     With effect from the Signing Date Purchaser’s legal advisors, in consultation with Vendor’s legal advisors, shall commence the preparation and completion of all documentation necessary to ensure the transaction contemplated in this Agreement complies with the reporting requirements set out in the Competition Act (the “Competition Filing”).

(ii)                                  The filing fee payable to the South African Competition Authorities for the Competition Filing shall be borne by Vendor and Purchaser in equal shares.

(iii)                               Subject to Section 5.3(c)(ii) above each party shall be responsible for their own costs (including the costs of legal and other advisors) of and incidental to the Competition Filing.

(iv)                              Vendor and Purchaser shall provide Purchaser’s legal advisors all such reasonable assistance and information as is required by such legal advisors in the preparation and submission of the Competition Filing as and when such assistance may be required.

(d)           Mutual Co-operation.  Vendor and Purchaser shall co-operate with and provide all reasonable assistance to each other in order to obtain such regulatory consents as promptly as practicable (and, in any event, prior to the Closing Date).

(e)           Requirement to Apprise Other Party.  Without limiting the generality of the foregoing, each of Vendor and Purchaser shall keep the other apprised of the steps taken or to be taken by such Party to obtain any such regulatory consent and shall provide the other with the right to approve documents required to be filed with Governmental Authorities in connection with such matters and to attend all meetings and participate in all telephone and other conversations with all relevant Governmental Authorities.  At the request of either Vendor or Purchaser, the other shall provide to the requesting Party access to all correspondence relating to obtaining any of such regulatory consents or satisfying any of the conditions of closing in favour of the requesting Party.

5.4                                                                               Opportunity to Cure.

(a)                                  Notwithstanding any other provision of this Agreement, in the event any Party (a “Determining Party”) determines prior to the Closing Time that any condition contained in Sections 5.1 or 5.2 will not be performed or fulfilled at or prior to the Closing Time (a “Failure of Condition”) by any other Party (a “Non-Performing Party”), the Determining Party shall promptly inform the Non-Performing Party of its determination, in which case the Non-Performing party shall be entitled, at its option, to either cure the Failure of Condition prior to the Closing Time or, in the event the Failure of Condition can be rectified by the payment of money, to rectify the Failure of Condition by paying to the Determining Party at the Closing Time the amount of money required to place the Determining Party in the same position as it would have been had the Failure of Condition not occurred.

(b)                                 In the event that, within five Business Days of the date a Determining Party notifies a Non-Performing Party in accordance with the preceding clause (a), the Parties are unable to agree on the amount of money required to place a Determining Party in the same position as it would have been had a Failure of

Condition not occurred, the matter shall be determined by arbitration, which shall be conducted in accordance with Section 2.5(f) and 2.5(g), mutatis mutandis.

5.5                                                                               WAL Letter.

(a)                                  In the event that prior to the Closing Time paragraph 2 of the WAL Letter is repudiated by WAL (in the reasonable opinion of Vendor) or is otherwise terminated, invalidated or otherwise ceases to be an enforceable obligation of WAL, Vendor shall be immediately entitled to terminate this Agreement and all obligations of Barrick and Vendor hereunder unless, within 24 hours of any such termination, Purchaser provides Vendor with evidence satisfactory to Vendor that Purchaser will fully indemnify Vendor and BGSA for all Losses suffered by Vendor or BGSA if this Agreement is not so terminated.

(b)                                 In the event that prior to the Closing Time paragraph 2 of the WAL Letter is revoked or repudiated by WAL (in the reasonable opinion of Purchaser) or is otherwise terminated, invalidated or otherwise ceases to be an enforceable obligation of WAL, Purchaser shall be immediately entitled to terminate this Agreement and all obligations of Purchaser hereunder, provided that at such time Purchaser and parties acting jointly or in concert with Purchaser do not hold more than 50% of the outstanding shares of WAL and are able to vote such shares or nominees of Purchaser and of parties acting jointly or in concert with Purchaser do not represent voting control of the board of directors of WAL.

(c)                                  Purchaser covenants and agrees that it shall take no action, directly or indirectly, in furtherance of any exercise by WAL of its rights under Section 14.2 of the Joint Venture Agreement in respect of the transactions contemplated in this Agreement.

(d)                                 Vendor covenants and agrees to take all such actions as are necessary to ensure BGSA does not agree with WAL to amend or withdraw the WAL Letter

ARTICLE 6
CLOSING ARRANGEMENTS

6.1                                                                               Closing Date.

The transaction contemplated hereby shall be completed at the Closing Time on the date (the “Closing Date”) that is five Business Days after the date upon which the last of the conditions to Closing set forth in Sections 5.1(d) and 5.2(d) is either satisfied or waived by Vendor or Purchaser, as applicable.

6.2                                                                               Place of Closing.

The Closing shall take place at the offices of Edward Nathan, Johannesburg.

6.3                                                                               Delivery of Closing Documentation to Purchaser.

At the Closing Time, the following shall be delivered to Purchaser:

(a)                                  the officer’s certificates to be delivered by Vendor to Purchaser pursuant to Section 5.2;

(b)                                 certificates representing the Purchased Shares duly endorsed for transfer to Purchaser or as Purchaser may otherwise direct in writing prior to the Closing Time;

(c)                                  the Purchaser LC referred to in Section 2.5(a);

(d)                                 all other documents required to be delivered by Vendor pursuant to the provisions of this Agreement; and

(e)                                  evidence of repayment of the Inter-Company Loan using the proceeds of the Gold Fields Loan.

6.4                                                                               Delivery of Purchaser’s Closing Documentation.

At the Closing Time, Purchaser shall deliver to Vendor:

(a)                                  the officer’s certificates to be delivered by Purchaser to Vendor pursuant to Section 5.1;

(b)                                 certificates representing the Consideration Shares duly issued in the name of Vendor or as Vendor may otherwise direct in writing prior to the Closing Time;

(c)                                  the Vendor LC referred to in Section 2.5(b);

(d)                                 payment of an amount equal to the Cash Consideration (less the amount of the Gold Fields Loan) by certified cheque, bank draft or wire transfer as Vendor may in writing direct; and

(e)                                  all other documents and instruments required to be delivered by Purchaser pursuant to the provisions of this Agreement;

(f)                                    evidence of the advance by Purchaser to BGSA of the Gold Fields Loan and discharge of the Inter-Company Loan.

6.5                                                                               Further Assurances.

Vendor and Purchaser covenant and agree that, from time to time before, on or after the Closing Date, they will, at the request and expense of the requesting Party, execute and deliver all such documents and instruments, including, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the other Party, acting reasonably, may from time to time request be executed or done in order to give effect fully to any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

ARTICLE 7
INDEMNIFICATION

7.1                                                                               General Indemnification by Purchaser.

Purchaser hereby covenants and agrees to indemnify and save harmless Vendor or Barrick, together with each officer, director, employee and agent of Vendor and Barrick, from and against the following:

(a)                                  Representations, Warranties and Covenants.  Any Loss suffered or incurred by any of them in connection with any incorrectness in or breach of any representation or warranty of Purchaser contained herein or in the certificates to be delivered by Purchaser pursuant to Section 5.1 (except, in each case, with respect to Sections 3.3(m) or 3.3(p), or any breach or non-performance by Purchaser of any covenant to be performed by it pursuant to this Agreement or any agreement or other instrument delivered by Purchaser as contemplated herein.

(b)                                 Commissions.  Any commission or other remuneration payable to any broker, agent or other intermediary who acted or purported to act on behalf of Purchaser in connection with the transaction contemplated by this Agreement.

(c)                                  Any Loss, including the amount of any Remaining Value (as defined in the Joint Venture Agreement) payable by BGSA pursuant to Section 14.2.4 of the Joint Venture Agreement suffered or incurred by BGSA or Vendor in connection with any direction provided by Purchaser pursuant to Section 4.5(c).

7.2                                                                               General Indemnification by Vendor.

Vendor hereby covenants and agrees to indemnify and save harmless Purchaser, together with each officer, director, employee and agent of Purchaser, from and against the following:

(a)                                  Representations, Warranties and Covenants.  Any Loss suffered or incurred by any of them in connection with any incorrectness in or breach of any representation or warranty of Vendor contained herein or in the certificate to be delivered to Purchaser by Vendor pursuant to Section 5.2 (except, in each case, with respect to Section 3.1(j) or 3.1(p) or any breach or non-performance by Vendor of any covenant to be performed by them pursuant to this Agreement or any other agreement or instrument delivered by it as contemplated hereunder.

(b)                                 Commission.  Any commission or other remuneration payable to any broker, agent or other intermediary who acted or purported to act on behalf of Vendor in connection with the transaction contemplated by this Agreement.

(c)                                  Non-Joint Venture Business. Any Loss suffered or incurred by Purchaser in connection with any part of the business carried on by BGSA prior to the Closing Time that does not relate to the Joint Venture or to BGSA’s management of its investment in the Joint Venture.

(d)                                 Transfer of Assets and Liabilities.  Any Loss suffered or incurred by Purchaser in connection with any transfers of assets or liabilities of BGSA pursuant to Section 4.15.

(e)                                  Mine Fire.  Any Loss suffered or incurred by Purchaser in connection with the fire described in paragraph 2 of Schedule 3.1(p) in excess of the coverage limits for business interruption and physical loss contained in the insurance policies for the Joint Venture.

7.3                                                                               Taxes.

Notwithstanding any other provision of this Agreement, each Party acknowledges and agrees that it shall be solely responsible for all of its own taxes, duties and governmental charges payable or leviable in connection with the entering into, execution and delivery by it of this Agreement and the performance of its obligations hereunder.

7.4                                                                               Notice of Claim.

If a Party entitled to be indemnified under the foregoing provisions of this Article 7 (an “Indemnified Party”) wishes to make a Claim for indemnification hereunder against Purchaser, on the one hand, or Vendor, on the other hand (herein called the “Indemnifying Party”), the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party of the Claim. Such notice shall specify whether the Claim originates with the Indemnified Party (a “Direct Claim”) or with a third party (a “Third Party Claim”) and shall specify with reasonable particularity (to the extent that information is available):

(i)                                     the factual basis for the Claim; and

(ii)                                  the amount of the Claim or, if an amount is not then determinable, an approximate estimate of the potential amount of the Claim, to the extent such an estimate can reasonably be given at that time.

If through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Loss incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give such notice on a timely basis.

7.5                                                                               Direct Claims.

With respect to any Direct Claim, the Indemnifying Party shall have 60 days following receipt of notice from the Indemnified Party of the Claim to make such investigation of the Claim as it considers necessary or desirable.  For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information in the possession or control of the Indemnified Party as the Indemnifying Party may reasonably request.  If the Parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) on the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be determined by a court of competent jurisdiction.

7.6                                                                               Interest on Loss.

For the purposes of Section 7.1 and 7.2 the Losses suffered or incurred by an Indemnified Party relating to a Direct Claim will include interest on the amount of the Loss calculated at the prime lending rate of Citibank, New York from time to time, compounded monthly in arrears, from the time the Loss is suffered or incurred by the Indemnified Party to the time that the Indemnifying Party pays in full any required indemnity payment in respect of such Direct Claim pursuant to this Article 7 (including payment of compound interest pursuant to this Section 7.6).

7.7                                                                               Third Party Claims.

With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Third Party Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party’s out-of-pocket expenses as a result of such participation or assumption.  If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences).  If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.  If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any person (a “Third Party”) with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the

Indemnified Party, reimburse the Indemnified Party for such payment.  If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

7.8                                                                               Settlement of Third Party Claims.

If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed.  Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if the consent of the Indemnified Party to the proposed settlement is unreasonably withheld or delayed.

7.9                                                                               Co-operation.

The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

7.10                                                                        Subrogation.

In the event that an Indemnified Party has a right of recovery against any third party with respect to any Claim in connection with which a payment is made to such Indemnified Party by an Indemnifying Party, then:

(a)                                  such Indemnifying Party shall, to the extent of such payment, be subrogated to all of the rights of recovery of such Indemnified Party against such third party with respect to such Claim; and

(b)                                 such Indemnified Party shall execute all documents reasonably required and take all action necessary to secure such rights, including, but not limited to, the execution of such documents as are reasonably necessary to enable such Indemnifying Party to bring suit to enforce such rights.

ARTICLE 8
PERFORMANCE GUARANTEE

8.1                                                                               Guarantee.

(a)           For valuable consideration, the receipt and sufficiency of which are acknowledged, Barrick hereby irrevocably and unconditionally guarantees (the “Performance

Guarantee”) in favour of Purchaser the due and punctual performance and observance by Vendor of the terms, covenants, conditions, agreements, undertakings, indemnities and obligations on the part of Vendor to be performed or observed pursuant to this Agreement in accordance with the terms thereof (all such terms, covenants, conditions, agreements, undertakings, indemnities and obligations on the part of Vendor to be performed and observed being collectively referred to below as the “Guaranteed Obligations”).

(b)           In the event that Vendor fails in any manner whatsoever to perform or observe any Guaranteed Obligations on its part to be performed or observed when the same shall be required to be performed or observed, Barrick’s sole obligation under the Performance Guarantee shall be to cause the Guaranteed Obligations to be duly and punctually performed and observed, including, if necessary, by providing to Vendor funds required to perform or observe any Guaranteed Obligations to be performed or observed by it.

(c)           Purchaser may proceed to enforce the obligations of Barrick under the Performance Guarantee without first pursuing or exhausting any right or remedy which Purchaser may have against Vendor or any other Person or property.

8.2                                                                               Performance on Demand.

The obligation of Barrick to perform its obligations under this Article 8 shall arise, and Barrick shall perform such obligations, immediately after written demand for same is provided by Purchaser to Barrick.

8.3                                                                               Primary Obligation.

If any or all of the Guaranteed Obligations are not duly performed by Vendor and are not recoverable under the Performance Guarantee, such Guaranteed Obligations will, as a separate and distinct obligation, be recoverable from Barrick as primary obligor.

8.4                                                                               Waiver of Defences.

Barrick’s obligations under the Performance Guarantee are continuing, unconditional and absolute.  The validity and enforceability of the Performance Guarantee shall not be impaired or affected by:

(a)                                  any extension, modification or renewal of, or indulgence with respect to, or substitutions for, any Guaranteed Obligations;

(b)                                 any failure or omission to enforce any right, power or remedy with respect to any Guaranteed Obligations;

(c)                                  any waiver of any right, power or remedy or of any default with respect to any Guaranteed Obligations;

(d)                                 the insolvency, winding-up liquidation, restructuring, dissolution or bankruptcy or creditor proceedings or reorganisation or change in existence of Vendor;

(e)                                  any defence, counterclaim or right of set-off;

(f)                                    any amendment, restatement, replacement, supplement, modification or renewal of this Agreement;

(g)                                 any limitation of power, incapacity, or disability on the part of Vendor;

(h)                                 the enforceability or validity as against Vendor of any Guaranteed Obligations; or

(i)                                     to the extent permitted by law, any other circumstance that might otherwise constitute a legal or equitable claim, discharge of rights or defence of a guarantor or surety, other than performance of the underlying obligation.

ARTICLE 9
GENERAL

9.1                                                                               Notices.

(a)           Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

(i)                                     if to Vendor:

Barrick Gold Corporation
BCE Place
TD Canada Trust Tower
Suite 3700
161 Bay Street
Toronto, Ontario M5J 2S1
Canada

Attention:  General Counsel
Telecopier No.: + 1 416-861-9717

(ii)                                  if to Purchaser:

Gold Fields Limited
24 St Andrews Road
Parktown, 2193
Johannesburg
Rep. of South Africa

Postnet Suite 252
Private Bag X30500
Houghton, 2041

Attention:              General Counsel
Telecopier No.: +27 11 484 0590

(b)           Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the fifth Business Day following the date of mailing; provided, however, that if at the time of mailing or within five Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communications hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

(c)           Any Party may at any time change its address for service from time to time by giving notice to the other Party in accordance with this Section 9.1.

9.2                                                                               Consultations.

Each of the Parties shall consult with the other Parties before issuing any press release or making any other public announcement with respect to this Agreement or the transaction contemplated hereby and, except as required by any applicable law or regulatory requirement, no Party shall issue any such press release or make any such public announcement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed.

9.3                                                                               Confidentiality Agreements.

Effective upon Closing, Purchaser shall be released from all obligations arising under the Confidentiality Agreements to the extent such obligations relate to: (i) Evaluation Material (as defined in the Confidentiality Agreement dated as of July 19, 2006) which relates solely to the Property; or (ii) Recipient Evaluation Material (as defined in the Confidentiality Agreement dated as of July 19, 2006) which contains or reflects Evaluation Material (as defined in the Confidentiality Agreement dated as of July 19, 2006) which relates solely to the Property.

9.4                                                                               Choice of Jurisdiction.

The Parties irrevocably agree that the courts of the Province of Ontario are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that, accordingly, any suit, action or proceedings arising out of or in connection with this Agreement (referred to in this Section as the “Proceedings”) may be brought in such courts.  The Parties irrevocably waive and covenant not to raise any objection which they may have now or hereafter to the venue of any Proceedings in any such court, including that the Proceedings have been brought in an inconvenient forum.

9.5                                                                               Successors and Assigns.

(a)           This Agreement shall enure to the benefit of and shall be binding on and enforceable by the Parties and, where the context so permits, their respective successors and permitted assigns.

(b)           No Party shall directly or indirectly assign, transfer or otherwise convey this Agreement or its interests herein in any manner whatsoever without the prior written consent of the other Party.

9.6                                                                               Effect of Certificates.

All certificates provided hereunder by a director or officer of any of the Parties shall be provided in that person’s capacity as an officer of Vendor or Purchaser, as the case may be, and not in that person’s personal capacity, and no such director or officer shall incur any personal liability to the Parties under or as a result of such certificate.

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9.7                                                                               Counterparts.

This Agreement may be executed in counterparts, each of which shall constitute an original and each of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF this Agreement has been executed by the Parties.

PDG AUREATE LIMITED

by
Name:
Title:

by
Name:
Title:

BARRICK GOLD CORPORATION

by
Name:
Title:

by
Name:
Title:

GOLD FIELDS LIMITED

by
Name:
Title:

by
Name:
Title:

Schedule 1.1(b)

Certain Defined Terms

1.                                       For the purposes of this Agreement, a body corporate shall be deemed to be a Subsidiary of another body corporate if, but only if:

(a)                                  it is controlled by,

(i)                                     that other, or

(ii)                                  that other and one or more bodies corporate each of which is controlled by that other, or

(iii)                               two or more bodies corporate each of which is controlled by that other; or

(b)                                 it is a Subsidiary of a body corporate that is that other’s Subsidiary.

2.                                       For the purposes of this Agreement, a body corporate shall be deemed to be controlled by another body corporate or by two or more bodies corporate if, but only if:

(a)                                  voting securities of the first-mentioned body corporate carrying more than 50 per cent of the votes for the election of directors are held, other than by way of security only, by or for the benefit of such other body corporate or by or for the benefit of such other bodies corporate; and

(b)                                 the votes carried by such securities are sufficient, if exercised, to elect a majority of the board of directors of the first-mentioned body corporate.

3.                                       For the purpose of this agreement, one body corporate shall be deemed to be Affiliated with another body corporate if, but only if, one of them is the Subsidiary of the other or both are Subsidiaries of the same body corporate or each of them is controlled by the same body corporate.

4.                                       For the purposes of the foregoing, the term “body corporate” means any corporation, incorporated association, incorporated syndicate or other incorporated organization, regardless of the governing jurisdiction.

Schedule 2.5(a)

Purchaser’s Letter of Credit

DRAFT –FOR DISCUSSION PURPOSES ONLY

DATE OF ISSUE:	[ ], 2006

IRREVOCABLE STANDBY LETTER OF CREDIT NO.:

APPLICANT:	GOLD FIELDS LIMITED

BENEFICIARY:	BARRICK GOLD CORPORATION

[ ]

[ ]

[ ], [ ]

[SOUTH AFRICA ]

AMOUNT:	NOT TO EXCEED $100 MILLION

DATE OF EXPIRY:	JUNE 30, 2007

DEAR SIRS:

AT THE REQUEST OF BARRICK GOLD CORPORATION (THE “APPLICANT”), WE THE BANK OF NOVA SCOTIA HEREBY ISSUE IN YOUR FAVOUR OUR IRREVOCABLE STANDBY LETTER OF CREDIT FOR AN AMOUNT UP TO BUT NOT EXCEEDING USD100,000,000.00 (ONE HUNDRED MILLION UNITED STATES DOLLARS) AVAILABLE BY YOUR DRAFTS AT SIGHT, ACCOMPANYED BY THE FOLLOWING DOCUMENTS:

1.               EITHER:

(A)         A STATEMENT EXECUTED BY GOLD FIELDS LIMITED AND BARRICK GOLD CORPORATION CERTIFYING THAT THE AMOUNT DRAWN UNDER THIS STANDBY LETTER OF CREDIT IS DUE AND PAYABLE; OR

(B)           A STATEMENT EXECUTED BY AN ARBITRATOR APPOINTED PURSUANT TO SECTION 2.5 OF THE SHARE PURCHASE AGREEMENT DATED SEPTEMBER ■, 2006 ENTERED INTO BETWEEN BARRICK GOLD CORPORATION, GOLD FIELDS LIMITED AND PDG AUREATE LIMITED CERTIFYING THAT THE AMOUNT DRAWN UNDER THIS STANDBY LETTER OF CREDIT IS DUE AND PAYABLE; AND

2.               THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT

DRAFTS DRAWN HEREUNDER MUST BEAR THE CLAUSE “DRAWN UNDER IRREVOCABLE LETTER OF CREDIT NO.                             ISSUED BY THE BANK OF [•][PLACE], DATED                                       .

WE HEREBY UNDERTAKE TO HONOUR YOUR SIGHT DRAFT(S), IF PRESENTED AT OUR OFFICES [ADDRESS] ON OR BEFORE THE EXPIRY DATE OF THIS LETTER OF CREDIT.

EXCEPT SO FAR AS OTHERWISE EXPRESSLY STATED THIS LETTER OF CREDIT IS SUBJECT TO [•].

2

Schedule 2.5(b)

Vendor’s Letter of Credit

DRAFT –FOR DISCUSSION PURPOSES ONLY

DATE OF ISSUE:	[ ], 2006

IRREVOCABLE STANDBY LETTER OF CREDIT NO.:

APPLICANT:	BARRICK GOLD CORPORATION

BENEFICIARY:	GOLD FIELDS LIMITED

[ ]

[ ]

[ ], [ ]

[SOUTH AFRICA ]

AMOUNT:	NOT TO EXCEED $100 MILLION

DATE OF EXPIRY:	JUNE 30, 2007

DEAR SIRS:

AT THE REQUEST OF BARRICK GOLD CORPORATION (THE “APPLICANT”), WE THE BANK OF NOVA SCOTIA HEREBY ISSUE IN YOUR FAVOUR OUR IRREVOCABLE STANDBY LETTER OF CREDIT FOR AN AMOUNT UP TO BUT NOT EXCEEDING USD100,000,000.00 (ONE HUNDRED MILLION UNITED STATES DOLLARS) AVAILABLE BY YOUR DRAFTS AT SIGHT, ACCOMPANYED BY THE FOLLOWING DOCUMENTS:

3.               EITHER:

(A)         A STATEMENT EXECUTED BY GOLD FIELDS LIMITED AND BARRICK GOLD CORPORATION CERTIFYING THAT THE AMOUNT DRAWN UNDER THIS STANDBY LETTER OF CREDIT IS DUE AND PAYABLE; OR

(B)           A STATEMENT EXECUTED BY AN ARBITRATOR APPOINTED PURSUANT TO SECTION 2.5 OF THE SHARE PURCHASE AGREEMENT DATED SEPTEMBER ■, 2006 ENTERED INTO BETWEEN BARRICK GOLD CORPORATION, GOLD FIELDS LIMITED AND PDG AUREATE LIMITED CERTIFYING THAT THE AMOUNT DRAWN UNDER THIS STANDBY LETTER OF CREDIT IS DUE AND PAYABLE; AND

3

4.               THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT

DRAFTS DRAWN HEREUNDER MUST BEAR THE CLAUSE “DRAWN UNDER IRREVOCABLE LETTER OF CREDIT NO.                            ISSUED BY THE BANK OF NOVA SCOTIA [PLACE], DATED                                 .

WE HEREBY UNDERTAKE TO HONOUR YOUR SIGHT DRAFT(S), IF PRESENTED AT OUR OFFICES [ADDRESS] ON OR BEFORE THE EXPIRY DATE OF THIS LETTER OF CREDIT.

EXCEPT SO FAR AS OTHERWISE EXPRESSLY STATED THIS LETTER OF CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE (ICC), PUBLICATION 500.

4

Schedule 3.1(j)

Vendor’s Regulatory Consents

1                       South African Competition Authorities

5

Schedule 3.1(k)

Consents Under Contracts

1. Western Areas Limited’s rights pursuant to Section 14.2 of the Joint Venture Agreement.

Schedule 3.1 (n)

BGSA Contracts

JV agreement (BGSA as co-signatory) relating to shaft deepening and installation of brattice wall with Deilmann – Haniel JV (Pty) Ltd

Electricity/power contract with Eskom

Collective Bargaining Contract with Unions negotiated through the South African Chamber of Mines

Schedule 3.1(p)

Absence of Material Change

1.                                       A skip accident occurring on May 4, 2006, at the South Deep Twin Shafts Main Shaft rock winder.

2.                                       A fire occurring at 95/3 West Stope on 31 August 2006, which at the Signing Date is still burning.

3.             Mineral Resource and Mining Reserve – Material Change December 2005

The Placer Dome Western Areas Joint Venture (South Deep Gold Mine) undertook the re-modelling and estimation of the mineral resource and mining reserve during the period 2005. The process resulted in the writing down of the Dec 2004 Reserve of 55,6 Moz’s to 29,4 Moz’s and declared as at December 2005.

Due to the materiality of the South Deep resource, the re-modelling and re-estimation process was overseen by an independent panel of experts that ensured due process and adherence to the codes governing the correct modelling, estimation and declaration of mineral resources and mining reserves as recognised in South Africa and Canada. The Independent Review Panel provided the following statement in the final report of the IRP, South Deep Gold Mine: Independent Review Panel, Project No. 5043, Resource Reserve Audit, February 2006.

“The IRP has reviewed the data integrity, geological interpretation, resource and reserve estimation procedures, mine design, life of mine planning and reporting of the 2005 South Deep Mineral Resource and Mineral Reserve.

A significant program of work was undertaken by South Deep during 2005 to address concerns raised previously by Waldeck and Owen (2004) and Minter (August 2004) regarding the application of geological controls to Future Mine

(Phase I and Phase II). This has led to South Deep, on the recommendation of the IRP, undertaking a refinement of the geological model, which has provided geological controls and constraints to the Bayesian method of estimation of tonnes and grade in Future Mine.

The IRP is of the opinion that there is a sound geological foundation for the Future Mine resource and that an appropriate method has been used to assign tonnage and grade estimates to geozones based on sedimentological and grade characteristics.

A regional pillar optimisation study undertaken by SRK (January 2006a and b) provided a revised pillar layout for Future Mine which reduces seismic risk, improves regional pillar stability and recognises the presence of a weak blocky lava in the hanging wall. The aerial extraction has decreased from some 90% to between 80 to 85% (depending on depth) which has had a disproportionate effect on the volumetric extraction. Regional pillars now comprise 46% of the potentially recoverable reef volume. The new geological interpretation has also introduced a spatial element to the grade distribution and a number of pillars are sited in high grade ore zones. The gold currently locked in pillars is 20 Moz, an increase of 58% from 2004 although this is not a true comparison as it is based on different block models.

The introduction of open stoping has led to an increase in reserve tonnes at a lower grade in the project areas that this has been applied to. It is uncertain whether this is

2

optimal and it is the IRP’s opinion that an appropriate comparative study of the different mining methods would need to be made to resolve this. The SV1 Mineral Reserve has decreased by some 2 Moz. This is due to the consideration of updated mining costs which have led to an increase in cut-off grade. South Deep has focused on the SV2 shaft area due to the limited time available for a full reassessment of the entire SV1 area. The exclusion of the overbank from the VCR Mineral Resource in Current Mine in this year’s process has led to a lower extraction factor (43%) for Future Mine VCR than used previously.

The IRP considers the 2005 South Deep Mineral Resource and Reserve Statements to be compliant with the South African Code for the Reporting of Mineral Resources and Mineral Reserves (the SAMREC Code, 2000), the National Instrument 43–101 and the CIM “ Estimation of Mineral Resources and Mineral Reserves – Best Practice Guidelines” (2003).”

Commencing with the 2006 fiscal year, BGSA has changed its accounting policy to fully consolidate the financial results of the Joint Venture.  For prior fiscal years, BGSA’s accounts reflected only the financial results relating to its Participating Interest in the Joint Venture.

The Inter-Company Loan owing by BGSA is denominated in U.S. dollars.  Exchange rate fluctuations may increase the Rand-denominated intercompany payable receivable reflected in BGSA’s financial statements.

3

Schedule 3.1(r)

Taxes

1.                                       BGSA has not filed its tax return for the 2005 financial year as the return is not yet due.

2.                                     BGSA has received inquiries from the South African Revenue Service regarding BGSA’s tax returns for the 1999 to 2003 taxation years,  Copies of current correspondence with SARs have been provided to Purchaser.

3.                                       BGSA has advised SARS it neglected to withhold approximately Rand 1.2 million in respect of employee stock options exercised during 2002 and 2003.

4.

Schedule 3.1(s)

Litigation

1.             Claim against Harmony for dewatering costs of Shaft 4

2.             Insurance claims for skip accident and fire

3.                                       Notice served by BGSA on SA government under Institution of Legal Proceedings against an Organ of State Act, Number 40 / 2002

4.                                       WAL encumbering of Assets

Schedule 3.1 (t)

Environmental Matters

Reports provided to Goldfields Ltd during the period of the Due Diligence carried out on South Deep include, but were not limited to, the reports listed below:

Reports by Johan Fourie and Associates

•                  A PDWAJV Environmental and Cost Assessment Main 13.12.2005

•                  Appendix A and B DME Version SD South and South Deep Liability 12.12.2005

•                  Appendix C DME Version South Deep FAS model 13.12.2005

•                  South Deep FAS Model 13.12.2005

•                  Summary of Environmental Liability based on 2004 DME submission 12.12.2005

Peer Review

•                  Environmental Liabilities and Closing Cost Assessment by Ezendalo – July 2006

Environmental Management Program Reports (‘EMPR’)

•                  Environmental Management Program Report – April 1999 inclusive of all appendices, diagrams and sections

•                  2004 Environmental Management Programme Performance Assessment (Report 168-005) Jan 2005 by Metaogo Environmental Engineers (Pty) Ltd

•                  Addendum to the South Deep Mine Environmental Management Report (Draft Version) Project Report No. 2020-09-268 – June 2003 by Ground Consulting Services (‘GCS’)

•                  Environmental Management Programme Report (Updated) for South Deep Mine (Report S020-01) by Metaogo Environmental Engineers (Pty) Ltd – August 2006

General Documents

•                  Environmental Water balance Analysis for South Deep (Draft Report No S020-03) by Metaogo Environmental Engineers (Pty) Ltd – August 2006

•                  South Deep - Surface Environmental Report – June ‘06

•                  South Deep - Surface Environmental Management Quarterly Report – April to June ‘06

•                  Water Use License Application for South Deep Mine incorporating an integrated water and waste Management Plan by Metaogo Environmental Engineers (Pty) Ltd Project Number: S020-03 – August 2006

•                  South Deep Environment Management Department – Memorandum by T van Graan to Goldfields dated 30 August ‘06 Status of Environment Applications, considerations, reviews and audits

2

Schedule 3.3(m)

Purchaser’s Regulatory Consents

1.             South African Competition Authorities under the Competition Act for the acquisition by Purchaser of the entire shareholding of Vendor in BGSA

2.             Consent to and admission to listing by JSE Limited of Consideration Shares

3.             Consent by South African Reserve Bank to the acquisition by Purchaser of the shareholding of Vendor in BGSA, the repayment of the Inter-Company Loan (plus interest) and the compensation of Vendor for any cash call contribution to BGSA

Schedule 4.4

INDEMNIFICATION AGREEMENT

MEMORANDUM OF AGREEMENT made as of the • day of    , 2006.

BETWEEN:

PDG AUREATE LIMITED,

a company existing under the laws of Mauritius,

(hereinafter referred to as “Vendor”),

- and -

GOLD FIELDS LIMITED,

an entity existing under the laws of South Africa,

(hereinafter referred to as “Purchaser”).

WHEREAS:

A.                            Pursuant to a share purchase agreement made as of September 11, 2006 (the “Purchase Agreement”) between Vendor and Purchaser, Vendor agreed to sell and Purchaser agreed to purchase the Purchased Shares (as defined in the Share Purchase Agreement); and

B.                            Section 4.4 of the Share Purchase Agreement requires Purchaser to provide an indemnity to Vendor as described in that Section;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the sum of one dollar ($1) of lawful money of Canada now paid by Vendor to Purchaser and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by Purchaser), the parties hereto covenant and agree as follows:

1.              Interpretation

(a)           All capitalized terms used herein which are not defined herein and which are defined in the Share Purchase Agreement shall, unless the context otherwise requires, have the respective meanings given to them in the Share Purchase Agreement.

(b)           In this agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

2.              Indemnity

(a)           Effective as at the Closing Time and at all times thereafter, Purchaser agrees to indemnify and save Vendor, its Affiliates and each of their directors, officers, employees and agents (collectively the “Indemnified Parties”) harmless of and from all Environmental Liabilities arising directly or indirectly in connection with the ownership, control, possession or use of the Property and/or the conduct of the Joint Venture or the Business before or after the Closing Time or any other matter ancillary thereto.

(b)           The terms and conditions of this agreement and the rights of indemnification granted herein to the Indemnified Parties are in addition to, and not in substitution for, the terms, conditions and rights any of such parties may have pursuant to the provisions of the Share Purchase Agreement, including Article 7 thereof.

(c)           The provisions of Sections 7.4 and 9.3 of the Share Purchase Agreement shall apply to any Claim pursuant to the terms of this agreement mutatis mutandis.

3.              General

(a)   Any notice or other communication required or permitted to be given hereunder shall be given in the manner provided in the Share Purchase Agreement.

(b)   Any party hereto may at any time change its address for service from time to time by giving notice to the other parties hereto in accordance with the terms hereof.

(c)   Purchaser may not assign any of its obligations hereunder without the prior written consent of the other parties hereto.

(d)           This agreement may be executed in counterparts, each of which shall constitute an original and each of which taken together shall constitute one and the same instrument.

(e)           This agreement shall be governed by and interpreted in accordance with the laws of the Republic of South Africa, and the parties hereby irrevocably agree to the non-exclusive jurisdiction of the High Court of South Africa (Witwatersrand Local Division) to determine any disputes arising under this agreement.

IN WITNESS WHEREOF this agreement has been executed by the parties.

PDG AUREATE LIMITED

by
Name:
Title:

2

GOLD FIELDS LIMITED

by
Name:
Title:

3

Schedule 5.1(e)

Matters to be Addressed in Opinions to be
Delivered by Counsel to Purchaser

A. SOUTH AFRICAN COUNSEL OPINION

1.                                       Purchaser is a corporation incorporated and validly subsisting under the laws of the Republic of South Africa.

2.                                       Purchaser has all necessary corporate power and authority to execute and deliver the Share Purchase Agreement and each of the agreements ancillary thereto and to perform its obligations thereunder.

3.                                       The execution and delivery of the Share Purchase Agreement and each of the agreements ancillary thereto by Purchaser and the performance of its obligations thereunder, including the allotment and issue and sale of the Consideration Shares, and completion of the transactions contemplated thereby will not result in the breach or violation of any of the provisions of, or conflict with (a) the memorandum and articles of association or by-laws of Purchaser, (b) any laws of the Republic of South Africa.

4.                                       No consent, authorization, license, franchise, permit, approval or order of any court or governmental agency or body in the Republic of South Africa is required to be obtained and has not been obtained by or on behalf of Purchaser in connection with Purchaser’s execution and delivery of the Share Purchase Agreement and each of the agreements ancillary thereto and the performance of its obligations thereunder.

5.                                       The Share Purchase Agreement and each of the agreements ancillary thereto have been duly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

6.                                       The authorised share capital of Purchaser as set forth in Section 3.3(f) and all of the Consideration Shares to be allotted and issued by Purchaser in terms of and on the basis described in the Share Purchase Agreement have been duly and validly authorised and issued and are not subject to further calls by Purchaser, and the Consideration Shares are registered in the name of Vendor.

7.                                       All necessary corporate action has been taken by and on behalf of Purchaser to duly authorize the creation and issuance of the Consideration Shares, and the Consideration Shares have been duly authorized and are validly issued as fully paid voting ordinary shares of Purchaser.

8.                                       No order or resolution for the winding-up of Purchaser has been made or passed and no judgment has been delivered declaring Purchaser insolvent or otherwise subject to protection from its creditors.

9.                                       Purchaser has the corporate power and authority to own, lease and operate its properties and conduct its business in the Republic of South Africa.

10.                                 All of the shares in the issued share capital of Purchaser (including the Consideration Shares) have been duly listed and admitted for trading on the JSE Limited.

11.                                 The Consideration Shares when issued will rank pari passu in all respects with the other ordinary shares of Purchaser currently in issue and the holders thereof will not be subject to personal liability for the obligations of Purchaser by reason only of being shareholders, and will not, by law, be subject to any pre-emptive rights in favour of any other shareholders of Purchaser in respect of the shares.

12.                                 The Consideration Shares are fully transferable as described in the Share Purchase Agreement.

13.                                 All consents, approvals, authorisations, orders, registrations, clearances and qualifications of or with any court or Governmental Authority or any stock exchange authorities is required in the Republic of South Africa for the allotment and issue of the Consideration Shares have been duly obtained or made and are in full force and effect.

14.                                 No consent, approval, authorisation, orders, clearances or qualification of or with any court or Governmental Authority or any stock exchange authorities is required in the Republic of South Africa for the allotment and issue of the Consideration Shares by Purchaser or for the consummation by Purchaser of the transaction contemplated in the Share Purchase Agreement, save as envisaged in such agreement.

15.                                 All dividends and other distributions declared and paid on the issued shares of Purchaser may, under the Memorandum and Articles of Association of Purchaser and the current laws and regulations of the Republic of South Africa be paid in any currency (including United States Dollars) and may be freely transferred out of the Republic of South Africa to Vendor or its Affiliates; and all such dividends and/or other distributions will not be subject to withholding and/or other taxes under the laws of the Republic of South Africa, other than Secondary Tax on Companies, and are otherwise free and clear of any other tax, withholding or deduction in the Republic of South Africa and without the necessity of obtaining any governmental authorisation in the Republic of South Africa.

16.                                 No issue or transfer taxes or duties are payable by the Vendor to any political subdivision or taxing authority of or in the Republic of South Africa in connection with the allotment and issue of the Consideration Shares.

17.                                 It is not necessary that the Share Purchase Agreement, the Shares or any document relating to the issue of the Shares be stamped with any stamp, registration or similar tax in the Republic of South Africa.

18.                                 Under current South African laws and regulations the holders of the Consideration Shares will not, by virtue merely of their ownership of the Consideration Shares, become subject to normal (income) taxation in the Republic of South Africa.

2

19.                                 Each of Purchaser’s agreement to the choice of law provisions set forth in Section 1.5 of the Share Purchase Agreement will be recognised by the courts of the Republic of South Africa subject to all the applicable pleading requirements;  the irrevocable submission of Purchaser to the non-exclusive jurisdiction of the courts of the Province of Ontario in terms of Section 9.4 of the Share Purchase Agreement, the waiver by Purchaser of any objection to the venue of a proceeding of a court of the Province of Ontario and the agreement of Purchaser to this agreement shall be governed by and construed in accordance with the laws of the Province of Ontario are legal, valid and binding, and judgment obtained in a court of the Province of Ontario arising out of or in relation to the obligations of Purchaser under the Share Purchase Agreement would be enforceable against Purchaser in the courts of the Republic of South Africa, subject to the confirmation by the courts in the Republic of South Africa to such judgments and subject to the qualifications set out above.

B. UNITED STATES COUNSEL OPINION

20.                                 Based upon the representations, warranties and agreements of Purchaser and Vendor contained in the Share Purchase Agreement, it is not necessary to register under the Securities Act the offer and sale of the Consideration Shares under the circumstances contemplated by the Share Purchase Agreement (it being expressly understood that no opinion is expressed as to any subsequent resale of the Consideration Shares by Vendor).

C. ONTARIO COUNSEL OPINION

21.                                 Standard opinion given by Ontario counsel in transactions of this nature.

3

Schedule 5.1(f)

Form of Release

TO:                         Each of the persons (the “Releasees”) listed on Schedule A hereto

1.                             For good and valuable consideration the sufficiency of which is hereby acknowledged, the undersigned hereby grants each of the Releasees a full and final release and remises, releases, acquits and forever discharges each of the Releasees of and from all claims, demands, complaints, proceedings, suits, debts, duties, accounts, bonds, covenants, contracts, actions or causes of action for damages, costs, debts, expenses and compensation whatsoever and wheresoever, of any kind or nature and howsoever arising, whether at law or in equity, whether known or unknown, suspected or unsuspected, and whether based in negligence or otherwise, which the undersigned now has or hereafter can, shall or may have for or by reason of or in any way arising out of any cause, matter or thing whatsoever existing up to the present time.

2.                             The undersigned further covenants and agrees not to join, assist, aid or act in concert in any manner whatsoever with any other person, firm or corporation in the making of any claim or demand or in the bringing of any proceeding or action in any manner whatsoever against any of the Releasees and not to make any claim or demand nor bring any proceeding or action in any manner whatsoever against any person, firm or corporation who might claim contribution or indemnity from any of the Releasees arising out of or in relation to the matters hereinbefore remised, released, acquitted or discharged.

3.                             The provisions hereof shall enure to the benefit of the heirs, executors, administrators and legal personal representatives of each of the Releasees and shall be binding upon the successors and assigns of the undersigned.

5.                             Any provision of this Release that is prohibited or unenforceable, or is held by a court of competent jurisdiction to be void or unenforceable, in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining parts, provisions, representations or warranties herein, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.                             This Release shall be governed by and interpreted in accordance with the laws of the Republic of South Africa, other than any conflict of laws rules which might result in the application of the laws of any other jurisdiction, and the parties hereby irrevocably agree to the non-exclusive jurisdiction of the High Court of South Africa (Witwatersrand Local Division) to determine any disputes arising under this Release.

DATED the day of      , 2006.

[BARRICK GOLD SOUTH AFRICA (PROPRIETARY) LIMITED/PLACER DOME – WESTERN AREAS JOINT VENTURE]

by
Name:
Title:

2

Schedule 5.2(e)

Matters to be Addressed in Opinions to be
Delivered by Counsel to Vendor

1.                                       Each of Barrick and Vendor (each, a “Barrick Party”) is an entity organized and validly subsisting under the laws of its jurisdiction of incorporation.

2.                                       Each Barrick Party has all necessary power and authority to execute and deliver the Share Purchase Agreement and to perform its obligations thereunder.

3.                                       All necessary action has been taken by each Barrick Party to authorize the execution and delivery of the Share Purchase Agreement by it and the performance of its obligations thereunder.

4.                                       The Purchased Shares constitute all of the shares of BGSA on closing and have been duly issued and are outstanding as fully paid and non-assessable.

5.                                       All necessary corporate action and proceedings have been taken to permit the due and valid transfer of the Purchased Shares at the Closing Time from Vendor to Purchaser and its nominee.

6.                                       The execution and delivery of the Share Purchase Agreement by each Barrick Party and the performance of its obligations thereunder will not result in a breach or violation of any of the provisions of, or conflict with (a) any of its constating documents or by-laws or (b) any laws of its jurisdiction of incorporation or (c) the laws of the Republic of South Africa.

7.                                       No consent, authorization, license, franchise, permit, approval or order of any court or governmental agency or body is required to be obtained and has not been obtained by or on behalf of Vendor in connection with the execution and delivery of the Share Purchase Agreement and the performance of obligations thereunder.

8.                                       The Share Purchase Agreement has been duly executed and delivered by each Barrick Party and constitutes a legal, valid and binding obligation of each Barrick Party enforceable against it in accordance with its terms.

9.                                       Based upon the representations, warranties and agreements of Purchaser and Vendor contained in the Share Purchase Agreement, it is not necessary to register under the Securities Act the offer and sale of the Consideration Shares under the circumstances contemplated by the Share Purchase Agreement (it being expressly understood that no opinion is expressed as to any subsequent resale of the Consideration Shares by Vendor).

10.                                 Under current South African laws and regulations the holders of the Consideration Shares will not, by virtue merely of their ownership of the Consideration Shares, become subject to normal (income) taxation in the Republic of South Africa.